UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 17, 2006

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SUN AMERICAN BANCORP

(Exact name of registrant as specified in its charter)

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Delaware	0-22911	65-032364
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 N. Federal Highway, Suite 111-A

Boca Raton, Florida  33432

(Address of principal executive offices) (Zip Code)

(561) 826-0464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K (the “Form 8-K”) of Sun American Bancorp (the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. The Company’s ability to predict projected results or the effect of events on the Company’s operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Factors that could affect the Company’s assumptions and predictions include, but are not limited to, the risk that (i) loan losses would have a material adverse effect on the Company’s financial condition and operating results; (ii) a decline in the value of the collateral securing the Company’s loans could result in an increase in losses on foreclosure; (iii) the Company’s growth strategy may not be successful; (iv) the geographical concentration of the Company’s business in Florida makes it highly susceptible to local economic and business conditions; (v) changes in interest rates may adversely affect the Company’s financial condition; and (vi) competition from other financial institutions could adversely affect the Company’s profitability and growth. You should not place undue reliance on the Company’s forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statements.

Unless otherwise indicated, we refer to the Company, as we, us, or our, and we refer to the Company’s subsidiary, Sun American Bank, as the bank in this Form 8-K.

Item 8.01

Other Events.

We continually are presented with and seek out acquisition opportunities to enhance our banking franchise in the State of Florida. We expect to continue pursuing opportunities that may arise, although no assurance can be given as to the timing of any future acquisitions.

On May 17, 2006, we, the bank and Beach Bank entered into the Asset Acquisition and Assumption Agreement, which was subsequently amended as of November 17, 2006 (the “Acquisition Agreement”), pursuant to which the bank acquired substantially all of the assets, less $1.0 million in cash and certain other assets, and assumed substantially all of the liabilities of Beach Bank, a Florida commercial banking association (the “Acquisition Transaction”). The Acquisition Transaction closed on December 29, 2006.

Prior to the closing of the Acquisition Transaction, Beach Bank operated a branch office in Miami Beach and South Miami, Florida. These former Beach Bank offices are now operated as offices of Sun American Bank. Beach Bank’s market included Miami-Dade County located in southeastern Florida. At September 30, 2006, Beach Bank had total assets of $127.1 million, total gross loans of $74.2 million, deposits of $116.1 million and shareholders’ equity of $9.1 million. Beach Bank had a total risk based capital ratio of 13.16% at September 30, 2006.

The acquisition transaction consideration, as defined in the Acquisition Agreement, was 3,745,740 shares of our common stock, subject to adjustment as provided in the Acquisition Agreement. The acquisition transaction consideration was determined by multiplying 2.35 times the book value of Beach Bank calculated based upon the estimated closing balance sheet, subject to adjustment based on the final audited balance sheet as expressly provided in the Acquisition Agreement, and further determined in accordance with the procedures of the Acquisition Agreement, divided by the per share value of $5.00, which was determined based upon the procedures set forth in the Acquisition Agreement, less 200,000 shares representing the $1.0 million in cash held back by Beach Bank and not acquired by the bank.

Of the 3,745,740 shares of common stock, 25% of such shares were delivered to Beach Bank and transferred to the Beach Bank Liquidating Trust for the benefit of Beach Bank’s shareholders. The remaining 75% of such shares, less the amount of shares that corresponded to the premium for directors and officers liability insurance, which was paid at closing, were delivered to the escrow agent to be distributed in accordance with the terms of the Acquisition Agreement and the escrow agreement.

In addition to the Acquisition Transaction, on November 17, 2006, we, the bank and Independent Community Bank, a Florida chartered commercial bank, entered into the Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Independent Community Bank will merge with and into the bank (the “Merger Transaction”).

Independent Community Bank commenced operations in October 1998 and offers commercial and consumer loans to borrowers through its branch in Tequesta, Florida. Independent Community Bank also offers checking and savings accounts and certificates of deposit to its customers. Independent Community Bank’s market area is North Palm Beach County located in southeastern Florida. At September 30, 2006, Independent Community Bank had total assets of $122.6 million, total gross loans of $107.2 million, deposits of $98.5 million and shareholders’ equity of $13.9 million. Independent Community Bank had a total risk based capital ratio of 13.50% at September 30, 2006. Independent Community Bank is regulated by the FDIC and the Florida Department of Financial Services and its deposits are insured up to the applicable limits by the FDIC. There can be no assurances that the Merger Transaction will be completed as the respective obligations of each party to effect the Merger Transaction are subject to the satisfaction, at or prior to closing, of several conditions.

The Merger Agreement provides that each Independent Community Bank shareholder may elect to receive 6.4463 shares of our common stock, or a cash payment of $34.81, or a combination of our common stock and cash, for each share of Independent Community Bank common stock owned. Pursuant to the Merger Agreement, the merger consideration for 42% of the outstanding shares of Independent Community Bank common stock must be paid in cash, and there may be allocations of cash or stock made to Independent Community Bank shareholders to ensure that this requirement is satisfied. Based on a $5.40 per share price of our common stock, assuming the cash out of all outstanding options to purchase Independent Community Bank common stock (“Independent Options”), the value of the Merger Transaction is approximately $40.9 million. We expect to issue between approximately 4,100,000 and 4,600,000 shares of common stock in connection with the Merger Transaction depending upon how many Independent Options are exercised prior to closing. If no Independent Options are exercised prior to closing, we will assume Independent Options to purchase up to approximately 125,401 shares of Independent Community Bank common stock (808,372 shares of our common stock on an as converted basis).

BEACH BANK SELECTED HISTORICAL FINANCIAL DATA

The statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 are derived from Beach Bank’s audited financial statements included elsewhere in this document. The statement of operations data for the nine months ended September 30, 2005 and 2006 and the balance sheet data as of September 30, 2005 and 2006 are derived from Beach Bank’s unaudited financial statements included elsewhere in this document. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the expectations of results for the full year. The information set forth below is not necessarily indicative of the expectations of results for future operations and should be read in conjunction with the financial statements and notes thereto included elsewhere in this document.

	September 30,		December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)

Selected Balance Sheet Data:
Cash and cash equivalents	$26,477	$4,513	$2,137	$1,454
Securities	25,009	33,746	33,660	26,565
Loans, net	73,022	75,192	81,397	89,270
Total assets	127,062	116,920	120,020	120,690
Total deposits	116,101	101,695	100,885	89,203
Total stockholders’ equity	9,130	10,774	9,732	10,000
Book value per common share	1.51	1.78	1.61	1.85

	For the Nine Months Ended September 30,		For the Fiscal Year Ended December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)
Selected Statements of Operations Data:
Net interest income	$3,319	$3,751	$4,947	$3,980
Provision for loan losses	0	267	325	379
Noninterest income	316	506	631	2,003
Noninterest expense	4,229	5,100	7,400	5,234
Net income (loss)	$(594)	$(1,110)	$(2,147)	$370
Basic earnings (loss) per share	$(0.10)	$(0.18)	$(0.36)	$0.07
Diluted earnings (loss) per share	(0.10)	(0.18)	(0.36)	0.07

Selected Financial Ratios:
Return on average assets	(0.66)%	(0.89)%	(1.75)%	0.30%
Return on average equity	(8.66)%	(10.06)%	(19.75)%	3.83%
Ratio of average equity to average assets	7.66%	8.66%	8.84%	7.84%

INDEPENDENT COMMUNITY BANK SELECTED
HISTORICAL FINANCIAL DATA

The statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 are derived from Independent Community Bank’s audited financial statements, which are included elsewhere in this document. The statement of operations data for the nine months ended September 30, 2005 and 2006 and the balance sheet data as of September 30, 2005 and 2006 are derived from Independent Community Bank’s unaudited financial statements included elsewhere in this document. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the expectations of results for the full year. The information set forth below is not necessarily indicative of the expectations of results for future operations and should be read in conjunction with the financial statements and notes thereto included in this document.

	September 30,		December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)

Selected Balance Sheet Data:
Cash and cash equivalents	$3,110	$13,226	$26,794	$12,568
Securities	11,977	10,822	10,418	13,413
Loans, net	105,685	103,130	107,597	79,577
Total assets	122,649	128,587	146,401	106,968
Total deposits	98,540	106,701	124,042	90,226
Total stockholders’ equity	13,905	11,810	12,168	10,857
Book value per common share	12.86	11.04	11.34	10.16

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)
Selected Statements of Operations Data:
Net interest income	$4,413	$3,686	$5,134	$3,041
Provision for loan losses	0	460	645	508
Noninterest income	140	126	179	196
Noninterest expense	2,114	1,687	2,357	1,875
Taxes	875	657	909	331
Net income	$1,564	$1,008	$1,402	$523
Basic earnings per share	$1.45	$0.94	$1.31	$0.64
Diluted earnings per share	1.41		1.28

Selected Financial Ratios:
Return on average assets	1.62%	1.10%	1.13%	0.59%
Return on average equity	15.95%	11.85%	12.18%	6.86%
Ratio of average equity to average assets	10.16%	9.28%	9.32%	8.54%

RISK FACTORS

Investing in our common stock and warrants involves risks. You should carefully consider all of the information contained in or incorporated by reference into this document and, in particular, the risks described below before investing in our common stock and warrants. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed and you may lose part or all of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to Our Business

Loan losses would have a material adverse effect on our financial condition and operating results and could cause our insolvency, which would negatively impact the value of our common stock.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the value of the collateral securing the payment of their loans, if any, may not be sufficient to assure repayment.

Our loan portfolio includes: (i) commercial and residential mortgage loans principally secured by real estate; (ii) other commercial loans; and (iii) consumer and home equity loans. Our credit risk with respect to our consumer and commercial loan portfolios relates principally to the general creditworthiness of individuals and businesses within our local market area and the value of the collateral held as security for the repayment of the loan. Our credit risk with respect to our residential and commercial real estate mortgage portfolio relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. Loan losses could have a material adverse effect on our financial condition and operating results and could cause our insolvency, which may negatively impact the value of our common stock.

A decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure, which could adversely affect our financial condition and negatively impact the value of our common stock.

Declining real estate values increase the loan-to-value ratios of loans we previously made, which, in turn, increases the probability of a loss in the event the borrower defaults and we have to sell the mortgaged property. In addition, delinquencies, foreclosures on loans and losses from delinquent and foreclosed loans generally increase during economic slowdowns or recessions. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans, which could adversely affect our financial condition and negatively impact the value of our common stock. In addition, any significant decline in real estate values reduces the ability of borrowers to use home equity as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to make, which could also adversely affect our operating results and negatively impact the value of our common stock.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect our financial condition and operating results and may negatively impact the value of our common stock.

From time to time, we have to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of the collateral securing loans. We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, our management evaluates our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including, but not limited to, the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

At December 31, 2005, our impaired assets totaled $2.3 million, or 1.1% of total gross loans, and our allowance for loan losses totaled $2.1 million. Our impaired assets were $10.7 million at September 30, 2006, or

3.9% of total gross loans, and our allowance for loan losses totaled $2.9 million. The increase was mostly due to the downgrading of two construction loans that incurred cost overruns prompting an advance of additional funds. The loans continue on accrual status. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs could have an adverse effect on our financial condition and operating results, which may negatively impact the value of our common stock.

Our level of growth in recent years may not continue if our growth strategy is not successful.

In recent years, we have experienced significant growth through acquisitions and internal generation of new business. We intend to continue to expand our business through internal growth by opening new branches, adding to our loan portfolio and bringing in new deposits as well as through the acquisition of the assets and assumption of deposits of other banks as opportunities are identified. However, our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in Florida in particular, as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through acquisitions.

We may fail to realize all of the anticipated benefits of the Acquisition Transaction if we cannot successfully resolve the regulatory issues that existed at Beach Bank prior to the acquisition.

The success of the Acquisition Transaction depends, in part, upon our management’s ability to successfully solve regulatory issues encountered by Beach Bank, such as those underlying the FDIC Cease and Desist Order between the FDIC and Beach Bank dated November 15, 2004. Although our management is confident that these regulatory issues can be solved successfully when the Beach Bank branches are operated by our personnel and under our operating system, there can be no assurance that our management will be able to do so. If our management is unable to successfully solve these regulatory issues, the anticipated benefits and cost savings of the Acquisition Transaction may not be realized fully or at all or may take longer to realize than expected.

Unanticipated costs relating to the Merger Transaction could reduce our future earnings per share.

We believe we have reasonably estimated the likely costs of integrating the operations of Independent Community Bank into Sun American Bank and the incremental costs of operating Independent Community Bank as a part of Sun American Bank. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of our earnings per share. In other words, if the Merger Transaction is completed and we incur such unexpected costs and expenses as a result of the Merger Transaction, we believe that our earnings per share of common stock could be less than they would have been if the Merger Transaction had not been completed.

Acquisitions that we may engage in involve risks, which could negatively affect our operations and reduce the value of our common stock.

As part of our growth strategy, we completed, and may engage in the future in, bank or other acquisitions. Generally, acquisitions involve numerous risks, including, but not limited to:

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difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

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exposure to asset quality problems of the acquired institution;

•

maintaining adequate regulatory capital;

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diversion of management’s attention from other business concerns;

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risks and expenses of entering new geographic markets;

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potential significant loss of depositors or loan customers from the acquired institution;

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loss of key employees of the acquired institution; and

•

exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Moreover, our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We may be unable to successfully integrate Beach Bank’s operations and the operations of Independent Community Bank and achieve the projected cost savings and other benefits anticipated.

The Acquisition Transaction and the Merger Transaction involve the integration of Beach Bank and Independent Community Bank. The difficulties of integrating the operations of Beach Bank and Independent Community Bank with Sun American Bank at essentially the same time include, but are not limited to:

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integrating personnel with diverse business backgrounds;

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combining different corporate cultures; and

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retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of us, our subsidiary bank, Beach Bank and Independent Community Bank, the loss of key personnel, disruption of each bank’s business or inconsistencies in standards, controls and policies that could adversely affect our operations or our ability to achieve some of the cost savings or other benefits of these transactions. The integration of Beach Bank and Independent Community Bank with Sun American Bank will require the experience and expertise of certain key employees of Sun American Bank and such other banks who are expected to be retained by us. We cannot be sure, however, that we will be successful in retaining these employees for the time period necessary to successfully integrate Beach Bank and Independent Community Bank operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisitions, along with the integration of Beach Bank and Independent Community Bank, could have an adverse effect on our business and results of operation.

We have experienced operating losses in the past, and continued losses may negatively impact our financial position and the value of our common stock.

We incurred net losses of $228,035 and $442,655 for the fiscal years ended December 31, 2004 and 2003, respectively. Although for the fiscal year ended December 31, 2005 and for the first nine months of 2006, we had net income of $2.9 million and $1.3 million, respectively, there can be no assurance that we will continue to be profitable in the future. For the fiscal year ended December 31, 2004, our loss reflected the discontinuance of a loan product known as “Business Manager” for which we wrote off approximately $582,000, as well as integration costs associated with the purchase of Gulf Bank of approximately $222,000. For the fiscal year ended December 31, 2003, our loss reflected loan write-offs of approximately $1.1 million. If we experience losses, our financial position could be negatively impacted and the value of our common stock may decline.

The geographic concentration of our operations in Florida makes our business highly susceptible to local economic conditions, and an economic downturn or recession or adverse weather conditions in Florida may adversely affect our ability to operate profitably, which could reduce the value of our common stock.

Unlike larger banking organizations that are more geographically diversified, our operations are currently concentrated in Miami-Dade, Broward and Palm Beach Counties in Florida. As a result of this geographic concentration in the Florida market, our financial results depend largely upon economic conditions in this market area. A deterioration or recession in economic conditions in this market could result in one or more of the following:

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an increase in loan delinquencies;

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an increase in problem assets and foreclosures;

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a decrease in the demand for our products and services; and

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a decrease in the value of collateral for loans, especially real estate, and reduction in the customers’ borrowing power.

In addition, because a large portion of our loan portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in deposits and loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state.

Environmental laws and regulations and other environmental considerations may restrict our ability to foreclose on loans secured by real estate or increase costs associated with those loans, which could adversely affect our financial condition and negatively impact the value of our common stock. If we foreclosed upon a property that had environmental liabilities, we could face significant liability.

Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws that pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, we may not discover the environmental contamination until after we made the loan or after we foreclosed on a loan. If we foreclosed upon a property that had environmental liabilities, we could face significant liability.

In addition to federal or state laws, owners or former owners of a contaminated site may be subject to common law claims, including tort claims, by third parties based on damages and costs resulting from environmental contamination migrating from the property. Other environmental considerations, such as pervasive mold infestation of real estate securing our loans, may also restrict our ability to foreclose on delinquent loans. To the extent that we sustain losses due to the environmental issues that may arise in connection with our loans, such losses could adversely affect our financial condition and impact the value of our common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and depositors could lose confidence in our financial reporting, which could adversely affect our business and the value of our common stock.

Beginning in the second quarter of fiscal 2005, we began a process to document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, including, among other matters, management’s assessment of the effectiveness of our internal control over financial reporting. In this regard, management has hired an external consultant, been dedicating internal resources and adopted a detailed work plan to: (i) assess and document the adequacy of our internal control over financial reporting; (ii) take steps to improve control processes, where appropriate; (iii) verify through testing that controls are functioning as documented; and (iv) implement a continuous reporting and improvement process for internal control over financial reporting.

On a number of occasions, we did not timely furnish a Current Report on Form 8-K to report events required to be reported on such form. We note that failures to timely furnish these forms were due to human performance error, not a process deficiency.

If we fail to correct any issues in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential stockholders and depositors could lose confidence in our financial reporting, which could adversely affect our business, financial condition and results of operations and the value of our common stock.

Government regulation may have an adverse effect on our profitability and growth, which may decrease the value of our common stock.

We are subject to extensive federal and state government supervision and regulation. Our ability to continue to grow profitably could be adversely affected by federal and state banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities, pay dividends and engage in banking and other businesses. These laws and regulations are subject to change and such changes may adversely impact our business and profitability due to the costs related to compliance with these requirements or changes that may be required to our operations. These laws and regulations are intended primarily to protect depositors, not stockholders. In 2005, we entered into agreements with federal and state regulators to remain well capitalized and improve our policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance and agreed to periodically report to the regulatory authorities on our progress in these areas. These agreements ended in 2006. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to financial institutions that are less regulated and may have an adverse affect on our profitability, which may decrease the value of our common stock. Future legislation or government policy may also adversely affect our operations.

Competition from other financial institutions could adversely affect our profitability and growth, which may reduce the value of our common stock.

As a small commercial bank, we face substantial competition in all phases of our operations from a variety of different competitors, including many large financial institutions. Competition for deposits, loans, and other financial services comes from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than Sun American Bank. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services, such as trust, investment and full service international banking, that Sun American Bank does not currently provide. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Competition from various financial institutions could hinder our growth strategy and ability to attain profitable operations, which may reduce the value of our common stock.

From time to time we are subject to litigation, the impact of which on our financial position is uncertain. The inherent uncertainty related to litigation makes it difficult to predict the ultimate outcome or potential liability that we may incur as a result of these matters.

We and Sun American Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. Management does not believe that there is any pending proceeding against us or Sun American Bank, which, if determined adversely, would have a material effect on our business or financial position.

On June 2, 2006, we, Michael Golden, and Franklin Financial Group, LLC were named as defendants in a civil suit filed by Sam Caliendo and G. Carlton Marlowe, both former members of our board of directors, Case No. 502006CA005467XXXXMB, Palm Beach County Circuit Court. The plaintiffs allege that they did not receive compensation, including options and warrants that were promised to them while they were board members. Mr. Caliendo further alleges that he was not paid for services provided to Mr. Golden, individually, and to Franklin Financial Group, LLC. No specific damage amount was alleged in the complaint. We and Mr. Golden have moved to dismiss the complaint and deny the allegations.

We believe that we have several defenses to the claims raised by this lawsuit and intend to vigorously defend the lawsuit. Due to the inherent uncertainties in litigation and because the ultimate resolution of this proceeding is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial condition or results of operations. However, to the extent that our management will be required to participate in or otherwise devote substantial amounts of time to the defense of this lawsuit, such activities would result in the diversion of our management resources from our business operations and the implementation of our growth strategy, which may negatively impact our results of operations.

Risks Related to an Investment in Our Securities

There is not presently an active market for shares of our common stock and, therefore, you may be unable to sell any shares of common stock in the event that you need a source of liquidity.

Although our common stock is listed on the American Stock Exchange, the trading in our common stock has substantially less liquidity than the trading in the securities of many other companies listed on that market. A public trading market in our common stock having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for our common stock does not develop, you may be unable to resell your shares of common stock at or above the merger consideration price per share or at any price.

Issuance of shares of our common stock upon the exercise or conversion of derivative securities may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock.

As of January 10, 2007, 23,181,643 shares of our common stock were issued and outstanding. We have reserved approximately an additional 13,231,349 shares of common stock for issuance in connection with previously issued securities that are exercisable or convertible into common stock, which represents 57% of our outstanding common stock. We also have reserved 5,969,633 shares of common stock in connection with our benefit plans and 200,000 shares of common stock in connection with our warrant plan. Should existing holders of warrants or other securities exercisable or convertible into shares of our common stock exercise or convert such derivative securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants.

Due to the issuance of up to 4,600,000 shares of our common stock and assumption of options to purchase up to approximately 125,401 shares of Independent Community Bank common stock, which can be converted into 808,372 shares of our common stock at the effective time of the Merger Transaction, the outstanding shares of our common stock would be subject to further dilution. As of January 10, 2007, we had approximately 7,417,375 shares of our common stock available for future issuances, which issuances would cause further dilution.

A substantial number of our outstanding shares of common stock or shares issuable upon the exercise of options and warrants are eligible for future sale and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. As of January 10, 2007, 23,181,643 shares of our common stock were issued and outstanding, of which 14,544,171 shares have previously been registered with the SEC. As of January 10, 2007, 13,613,106 shares issuable upon the exercise of options or warrants have been registered for resale with the SEC, including 3,881,060 shares underlying options issued under our Amended and Restated Directors Stock Option Plan, our Amended and Restated Incentive Stock Option Plan and our Amended and Restated 2005 Stock Option and Stock Incentive Plan, 4,857,100 shares underlying Series D common stock purchase warrants, 4,084,358 shares underlying Series F common stock purchase warrants, 50,000 shares underlying Series G common stock purchase warrants and 740,588 shares underlying common stock purchase warrants issued to placement agents in connection with certain private placements that occurred between August 2005 and February 2006. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, may lower the common stock’s market price.

Due to the issuance of up to 4,600,000 shares of our common stock and assumption of options to purchase up to approximately 125,401 shares of Independent Community Bank common stock, which can be converted into 808,372 shares of our common stock at the effective time of the Merger Transaction, and due to the amendment and restatement of our 2005 Stock Option and Stock Incentive Plan to, among other things, increase the number of shares reserved for issuance under the plan from 2,000,000 to 4,000,000, which additional shares we intend to register with the SEC, an increased number of shares of our common stock will be eligible for future sale, which also may depress our stock price.

We may issue shares of preferred stock that could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock.

Anti-takeover provisions and the regulations to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our Amended and Restate Certificate of Incorporation and By-Laws, including the right to issue “blank check” preferred stock, as well as approvals required under banking laws and regulations, could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to our stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

We have entered into certain related party transactions with our directors.

As of September 30, 2006, Sun American Bank has four lines of credit extended to business entities affiliated with two of its directors, who also serve on our board of directors, in the aggregate principal amount of approximately $7.0 million. The current balance outstanding on these lines of credit is approximately $6.9 million and all of these loans are considered performing in accordance with their terms. Although the amounts outstanding on these lines of credit do not exceed the appraised value of the real estate securing such lines, there can be no assurance that this will continue in the future.

SUN AMERICAN BANCORP AND BEACH BANK
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Sun American Bancorp and Beach Bank and has been prepared by Sun American Bancorp to illustrate the effects of the acquisition transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005 give effect to the acquisition transaction, accounted for under the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the effective date of the acquisition transaction. Any excess purchase price is recorded as goodwill.

The unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values and the estimated closing balance sheet delivered to Sun American Bancorp by Beach Bank prior to the closing of the acquisition transaction.  Pursuant to the acquisition agreement, Beach Bank must prepare and deliver to Sun American Bancorp a final audited balance sheet as of the date prior to the closing of the acquisition transaction. Accordingly, the unaudited pro forma condensed combined consolidated financial statements do not reflect additional adjustments that may be required based on the final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006. The actual amounts recorded based on the final audited balance sheet may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements.  In addition, the impact of ongoing integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 has been derived from the unaudited interim financial statements of Sun American Bancorp and Beach Bank. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2005 is based on the audited financial statements of Sun American Bancorp and Beach Bank. The unaudited pro forma condensed consolidated statements of income give effect to the acquisition transaction as if it had been consummated as of January 1, 2005. The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the acquisition transaction.

The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Sun American Bancorp and Beach Bank, including the notes thereto. The pro forma financial information is based on certain assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the acquisition transaction been consummated during the periods or as of the date for which the pro forma financial information is presented.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2006
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment	(m)	Pro Forma Consolidated
	(In thousands, except per share data)
ASSETS
Cash and balances due from financial institutions	$8,102	$2,093	$(2,042)	(a)	$8,153
Federal funds sold	1,000	24,384	—		25,384
Total cash and cash equivalents	9,102	26,477	(2,042)		33,537
Securities available for sale	5,190	500	—		5,690
Securities held to maturity	23,638	24,509	(789)	(b)	47,358
Net Loans	272,378	73,022	(1,000)	(c)	344,400
Federal Reserve Stock	1,702	—	—		1,702
Federal Home Loan Bank Stock	1,814	241	—		2,055
Premises and fixed assets	7,986	1,233	(216)	(d)	9,003
Accrued Interest Receivable	1,626	640	—		2,266
Goodwill	5,287	—	11,286	(e)	16,573
Intangible Assets	564	—	970	(f)	1,534
Other assets	1,214	440	110	(g)	1,764
	330,501	127,062	8,319		465,882
LIABILITIES
Deposits
Noninterest-bearing	29,190	18,219	—		47,409
Interest-bearing	207,488	97,882	(30)	(h)	305,340
Total Deposits	236,678	116,101	(30)		352,749
Federal funds purchased and securities sold u/a to repurchase	772	1,198	—		1,920
FHLB borrowings	28,000	—	—		28,000
Accrued expense and other liabilities	1,584	633	—		2,217
Total Liabilities	266,984	117,932	(30)		384,886
Minority Interest	27	—	—		27
STOCKHOLDERS’ EQUITY
Common Stock	419	6,039	(6,002)	(i)	456
Capital Surplus	67,822	3,685	13,757	(j)	85,264
Undivided Profits	(4,551)	(594)	594	(k)	(4,551)
Unrealized Loss on AFS securities	(200)	—	—		(200)
Total Stockholders’ Equity	63,490	9,130	8,349		80,969
	330,501	127,062	8,319		465,882
Number of Common Shares Outstanding	19,218	6,039	3,704	(l)	22,922
Total book value per common share	$3.30	$1.51			$3.53
Tangible book value per common share	$3.00	$1.51			$2.74
Pro forma equivalent book value per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares					$2.17

———————

a)

To record direct costs of issuing common stock ($100) and $1.0 million in cash excluded from the acquired assets and payment of additional operating expenses ($942) reflected for the estimated closing balance sheet.

b)

To record fair value adjustment of securities.

c)

To record fair value adjustment of loans.

d)

Adjustment to carrying value of premises and equipment for obsolete fixed assets.

e)

Goodwill (see Note 2).

f)

Core deposit intangible.

g)

To record fair value of Miami Beach branch lease.

h)

To record fair value adjustment of certificates of deposit.

i)

To eliminate Beach Bank equity accounts ($6,039) and to issue 3,704,000 shares of Sun American Bancorp common stock ($37) with a par value of $0.01.

j)

To eliminate Beach Bank equity accounts ($3,685), record direct costs of issuing common stock ($100), and record capital surplus upon issuance of 3,704,000 shares of Sun American Bancorp common stock and to reduce combined equity for payment of additional pre-closing expenses.

k)

To eliminate Beach Bank equity accounts ($594).

l)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected in the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets and the payment of the directors’ and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

(m)

The purchase accounting adjustments do not reflect additional adjustments that may be required based on the Beach Bank final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Nine Months Ended September 30, 2006
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment	(f)	Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$17,996	$5,425	$268	(a)	$23,689
Interest expense	6,476	2,106	8	(b)	8,590
Net interest income	11,520	3,319	260		15,099
Provision for loan losses	795	—	—		795
Net interest income after provision for loan loses	10,725	3,319	260		14,304
Noninterest income	621	316	—		937
Noninterest expenses
Salaries and employee benefits	5,229	1,918	—		7,147
Occupancy, furniture and equipment expense	2,084	738	(27)	(c)	2,795
Other operating expenses	2,688	1,573	124	(d)	4,385
Noninterest expenses	10,001	4,229	97		14,327
Net income	$1,345	$(594)	$163		$914

Basic net income per common share	$0.07	$(0.10)			$0.04
Diluted net income per common share	$0.06	$(0.10)			$0.04
Weighted average common shares outstanding, basic	18,850	6,039	3,704	(e)	22,554
Weighted average common shares outstanding, diluted	22,367	6,039	3,704	(e)	26,071
Pro forma equivalent net income per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.02
Diluted					$0.02

———————

a)

To record amortization of fair value adjustments of loans ($150) and securities ($118) over a 5 year straight line method.

b)

To record amortization of fair value adjustments of certificates of deposit over a 3 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment (-$54) and to record amortization of the fair value of leases ($27).

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected in the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets and the payment of the directors’ and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

(f)

The purchase accounting adjustments do not reflect additional adjustments that may be required based on the Beach Bank final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2005
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$16,043	$6,928	$358	(a)	$23,329
Interest expense	4,740	1,981	10	(b)	6,731
Net interest income	11,303	4,947	348		16,598
Provision for loan losses	475	325	—		800
Net interest income after provision for loan losses	10,828	4,622	348		15,798
Noninterest income	1,075	631			1,706
Noninterest expenses
Salaries and employee benefits	4,247	2,577	—		6,824
Occupancy, furniture and equipment expense	1,724	947	(35)	(c)	2,636
Other operating expenses	3,013	3,876	204	(d)	7,093
Noninterest expenses	8,984	7,400	169		16,553
Net income	$2,919	$(2,147)	$179		$951

Basic net income per common share	$0.24	$(0.36)			$0.06
Diluted net income per common share	$0.21	$(0.36)			$0.05
Weighted average common shares outstanding, basic	12,123	6,039	3,704	(e)	15,827
Weighted average common shares outstanding, diluted	13,604	6,039	3,704	(e)	17,309
Pro forma equivalent net income per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.04
Diluted					$0.03

———————

a)

To record amortization of fair value adjustments of loans ($200) and securities ($158) over a 5 year straight line method.

b)

To record amortization of fair value adjustments of certificates of deposit over a 3 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment (-$72) and to record amortization of the fair value of leases ($37).

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected in the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets and the payment of the directors’ and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

These unaudited pro forma condensed consolidated financial statements have been prepared based upon historical financial information of Sun American Bancorp and Beach Bank giving effect to the acquisition transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition transaction actually taken place during the periods or at the dates indicated and do not purport to be indicative of future financial position or results of operations. The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with the historical financial statements.

The acquisition transaction will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed consolidated statements of income combine the historical consolidated statement of income of Sun American Bancorp and historical statement of income of Beach Bank, for the fiscal year ended December 31, 2005, and for the nine months ended September 30, 2006, giving effect to the acquisition transaction and related events as if they had been consummated on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Sun American Bancorp and the historical balance sheet of Beach Bank, giving effect to the acquisition transaction and related events as if they had been consummated on September 30, 2006.

The unaudited pro forma condensed statements of income do not give effect to any anticipated cost savings or revenue enhancements in connection with the acquisition transaction.

Note 2 – Purchase Price and Purchase Accounting Adjustments

Sun American Bancorp
(In thousands, except per share data)

Sun American Bancorp shares issued for outstanding shares of Beach Bank	3,704
Fair value of Sun American Bancorp stock	$5.00
Subtotal	$18,521
Add: $1.0 million in cash as an excluded asset	1,000

Pro forma purchase price	$19,521

Net assets of Beach Bank per September 30, 2006 financial statements	$9,130

Purchase accounting adjustments to carrying value of asset or liability: (a)
Securities	(789)
Loans	(1,000)
Premises & Equipment	(216)
Core Deposit Intangible	970
Branch Lease	110
Certificates of Deposit	30
Net pro forma purchase accounting adjustments	(895)
Goodwill	$11,286

———————

a)

These purchase accounting adjustments are preliminary estimates and are subject to change primarily as a result of changes in market interest rates or decline in credit quality of the loan and investment security portfolio.

SUN AMERICAN BANCORP AND INDEPENDENT COMMUNITY BANK
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Sun American Bancorp and Independent Community Bank and has been prepared to illustrate the effects of the merger transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 and for the year ended December 31, 2005 give effect to the the merger transaction, accounted for under the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the effective date of the merger transaction. Any excess purchase price is recorded as goodwill.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the closing of the merger transaction may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of the closing of the merger transaction and other changes in Independent Community Bank’s net tangible and intangible assets that occur prior to the closing of merger transaction could cause material differences in the information presented.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 has been derived from the unaudited pro forma condensed consolidated statement of income of Sun American Bancorp that has been adjusted to reflect the acquisition of Beach Bank and the unaudited interim financial statements of Independent Community Bank included elsewhere in this document. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005 is based on the unaudited pro forma condensed consolidated statement of income of Sun American Bancorp that has been adjusted to reflect the acquisition of Beach Bank and the audited financial statements of Independent Community Bank included elsewhere in this document. These unaudited pro forma condensed consolidated statements of income give effect to the merger transaction as if each had been consummated as of January 1, 2005. The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger transaction.

The unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank have been prepared based on preliminary estimates of fair values and the estimated closing balance sheet delivered to Sun American Bancorp by Beach Bank prior to the closing of the acquisition transaction. Pursuant to the acquisition agreement, Beach Bank must prepare and deliver to Sun American Bancorp a final audited balance sheet as of the date prior to the closing of the acquisition transaction. Accordingly, the unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank do not reflect additional adjustments that may be required based on the final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006. The actual amounts recorded based on the final audited balance sheet may differ materially from the information presented in the unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank. In addition, the impact of ongoing integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Sun American Bancorp and Independent Community Bank, including the notes thereto, included elsewhere in this document. The pro forma information is based on certain assumptions described in the accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the merger transaction been consummated during the periods or as of the date for which the pro forma information is presented.

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2006
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
ASSETS
Cash and balances due from financial institutions	$8,153	$3,021	$(100)	(a)	$11,074
Federal funds sold	25,384	89	(19,070)	(b)	6,403
Total cash and cash equivalents	33,537	3,110	(19,170)		17,477
Securities available for sale	5,690	9,977	—		15,667
Securities held to maturity	47,358	2,000	(74)	(c)	49,284
Net Loans	344,400	105,685	(207)	(d)	449,878
Federal Reserve Stock	1,702	—	—		1,702
Federal Home Loan Bank Stock	2,055	608	—		2,663
Premises and fixed assets	9,003	322	(50)	(e)	9,275
Accrued Interest Receivable	2,266	499	—		2,765
Goodwill	16,573	—	23,713	(f)	40,286
Intangible Assets	1,534	—	3,580	(g)	5,114
Other assets	1,764	488	—		2,212
	465,882	122,649	7,792		596,323
LIABILITIES
Deposits
Noninterest-bearing	47,409	14,422	—		61,831
Interest-bearing	305,340	84,118	(41)	(h)	389,417
Total Deposits	352,749	98,540	(41)		451,248
Federal funds purchased and securities sold u/a to repurchase	1,920	2,956	—		4,876
FHLB borrowings	28,000	7,000	—		35,000
Accrued expense and other liabilities	2,217	248	—		2,465
Total Liabilities	384,886	108,744	(41)		493,589
Minority Interest	27	—	—		27
SHAREHOLDERS’ EQUITY
Common Stock	456	5,408	(5,368)	(i)	496
Capital Surplus	85,264	4,827	16,871	(j)	106,862
Undivided Profits	(4,551)	3,819	(3,819)	(k)	(4,551)
Unrealized G/L on AFS securities	(200)	(149)	149	(l)	(200)
Total Shareholders’ Equity	80,969	13,905	7,833		102,707
	465,882	122,649	7,792		596,323

Number of Common Shares Outstanding	22,922	1,082	4,044	(m)	26,966
Total book value per common share	$3.53	$12.86			$3.81
Tangible book value per common share	$2.74	$12.86			$2.13
Pro forma equivalent book value per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares					$24.55

———————

a)

To record direct costs of issuing common stock ($100).

b)

Cash consideration payable to Independent Community Bank for outstanding shares ($15,813) and cash consideration payable ($3,257) to Independent Community Bank for outstanding options.

c)

To record fair value adjustment of investment securities.

d)

To record fair value adjustment of loans.

e)

Adjustment to carrying value of premises and equipment for obsolete fixed assets.

f)

Goodwill (see Note 2).

g)

Core deposit intangible.

h)

To record fair value adjustment of certificates of deposits.

i)

To eliminate Independent Community Bank equity accounts ($5,408) and to issue 4.0 million shares ($40) of Sun American Bancorp common stock with a par value of $0.01.

j)

To eliminate Independent Community Bank equity accounts ($4,827), record direct costs of issuing common stock ($100), and record capital surplus upon issuance of 4.0 million shares of Sun American Bancorp common stock.

k)

To eliminate Independent Community Bank ($3,819) equity accounts.

l)

To eliminate Independent Community Bank ($149) equity accounts.

m)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Nine Months Ended September 30, 2006
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$23,689	$7,092	$(683)	(a)	$30,098
Interest expense	8,590	2,679	—		11,269
Net interest income	15,099	4,413	(683)		18,829
Provision for loan losses	795	—	—		795
Net interest income after provision for loan losses	14,304	4,413	(683)		18,034
Noninterest income	937	140	—		1,077
Noninterest expenses
Salaries and employee benefits	7,147	1,268	—		8,415
Occupancy, furniture and equipment expense	2,795	340	(13)	(b)	3,122
Other operating expenses	4,385	506	457	(c)	5,348
Noninterest expenses	14,327	2,114	444		16,885
Income before taxes	914	2,439	(1,127)		2,226
Income tax expense	—	875	(875)	(d)	—
Net income	$914	$1,564	$(252)		$2,226

Basic net income per common share	$.04	$1.45	—		$.08
Diluted net income per common share	$.04	$1.41	—		$.07
Weighted average common shares outstanding, basic	22,554	1,082	4,044	(e)	26,598
Weighted average common shares outstanding, diluted	26,071	1,110	4,044	(e)	30,115
Pro forma equivalent net income per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.54
Diluted					$0.46

———————

a)

To record amortization of fair value adjustments of loans ($26) and investments ($6) over a 5 to 9 year periods using straight line and accelerated methods which approximate the interest method and to decrease interest income ($715) for the cost of funds used to purchase Independent Community Bank at a federal funds rate of 5%.

b)

To record reduction in depreciation expense related to decrease in carrying value of equipment.

c)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

d)

No income taxes are recorded as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets associated with NOL carryforwards.

e)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2005
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(in thousands, except per share data)
Interest income	$23,329	$7,517	$(911)	(a)	$29,935
Interest expense	6,731	2,383	(41)	(b)	9,155
Net interest income	16,598	5,134	(952)		20,780
Provision for loan losses	800	645	—		1,445
Net interest income after provision for loan losses	15,798	4,489	(952)		19,335
Noninterest income	1,706	179	—		1,885
Noninterest expenses
Salaries and employee benefits	6,824	1,274	—		8,098
Occupancy, furniture and equipment expense	2,636	388	(17)	(c)	3,007
Other operating expenses	7,093	695	752	(d)	8,540
Noninterest expenses	16,553	2,357	735		19,645
Income before taxes	951	2,311	(1,687)		1,575
Income tax expense	—	909	(909)	(e)	—
Net income	$951	1,402	$(778)		$1,575

Basic net income per common share	$.06	$1.31			$.08
Diluted net income per common share	$.05	$1.26			$.07
Weighted average common shares outstanding, basic	15,827	1,071	4,044	(f)	19,871
Weighted average common shares outstanding, diluted	17,309	1,111	4,044	(f)	21,353
Pro forma equivalent net income per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.52
Diluted					$0.46

———————

a)

To record amortization of fair value adjustments of loans ($35) and investments ($8) over a 5 to 9 year periods using straight line and accelerated methods which approximate the interest method and to decrease interest income ($954) for the cost of funds used to purchase Independent Community Bank at a federal funds rate of 5%.

b)

To record amortization of fair value adjustments of certificates of deposit over a 1 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment.

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

No income taxes are recorded as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets associated with NOL carryforwards.

f)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

These unaudited pro forma condensed consolidated financial statements have been prepared based upon historical financial information of Sun American Bancorp and Independent Community Bank giving effect to the merger transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with the historical financial statements.

The merger transaction will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed consolidated statements of income combine the historical consolidated statements of income of Sun American Bancorp and historical statement of income of Independent Community Bank, for the fiscal year ended December 31, 2005, and for the nine months ended September 30, 2006, giving effect to the merger transaction and related events as if they had been consummated on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Sun American Bancorp and the historical balance sheet of Independent Community Bank, giving effect to the merger transaction and related events as if they had been consummated on September 30, 2006.

The unaudited pro forma condensed statements on income do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

Note 2 – Purchase Price and Purchase Accounting Adjustments

	Sun American Bancorp
	(in thousands, except per share data)
Sun American Bancorp shares to be issued for outstanding shares of Independent Community Bank	4,044
Fair value of Sun American Bancorp stock	$5.40
Fair value of Sun American Bancorp stock to be issued	$21,838
Payment for outstanding shares of Independent Community Bank	15,813
Payment for outstanding options of Independent Community Bank	3,257	(b)
Pro forma purchase price	$40,908

Net assets of Independent Community Bank per September 30, 2006 financial statements	$13,905

Purchase accounting adjustments to carrying value of asset or liability: (a)
Investment Securities	(74)
Loans	(207)
Premises & Equipment	(50)
Core Deposit Intangible	3,580
Certificate of Deposits	41
Net pro forma purchase accounting adjustments	3,290
Goodwill	$23,713

———————

a)

These purchase accounting adjustments are preliminary estimates and are subject to change primarily as a result of changes in market interest rates or decline in credit quality of the loan and investment security portfolio.

b)

Pro forma amount of cash to be paid for Independent Community Bank stock options at September 30, 2006.

Per Option Value as defined in agreement
Dollar per option	$34.81
Less: Weighted average exercise price per option	10.55
Per Option Value	$24.26
Total stock options outstanding	134,291
Total pro forma amount of cash due to option holders	$3,257,900

INFORMATION ABOUT BEACH BANK

General

Prior to the asset acquisition of Beach Bank by Sun American Bank in December 2006, Beach Bank was a Florida chartered commercial bank, headquartered in Miami Beach, Florida. At September 30, 2006, based on the unaudited financial information provided by Beach Bank, it had total assets of $127.1 million, total gross loans of $74.2 million, deposits of $116.1 million and shareholders’ equity of $9.1 million. At September 30, 2006, Beach Bank’s total risk based capital ratio was 13.16%.

Beach Bank commenced operations in May 2000 and offered commercial real estate, lines of credit and term loans to businesses through its branch offices in Miami Beach, located at 555 Arthur Godfrey Road, Miami Beach, Florida 33140, and South Miami, located at 8099 South Dixie Highway, South Miami, Florida 33143. These former Beach Bank offices are now operated as offices of Sun American Bank.

Beach Bank offered commercial loans to businesses and home equity, auto and boat loans to individuals. Beach Bank also offered checking and savings accounts and certificates of deposit to its customers. Beach Bank’s market area included Miami-Dade County located in southeastern Florida. Beach Bank was regulated by the FDIC and the Florida Department of Financial Services and its deposits were insured up to applicable limits by the FDIC.

Lending Activities

Commercial Real Estate Loans

Beach Bank’s primary lending focus was making commercial real estate loans to finance the purchase of real property, which generally consisted of developed real estate. Commercial real estate loans were generally secured by first liens on real estate, and typically had variable rates and amortized over a 15 to 25 year period, with balloon payments due at the end of five to ten years. At September 30, 2006, commercial real estate loans represented 46% of Beach Bank’s total loan portfolio, compared to 42% at December 31, 2005. The average balance of commercial real estate loans was $34.3 million for the nine months ended September 30, 2006. Income from these loans totaled $1.8 million for the nine months ended September 30, 2006. At December 31, 2005, commercial real estate loans represented 42% of Beach Bank’s total loan portfolio, compared to 37% at December 31, 2004. The average balance of commercial real estate loans was $31.0 million for the fiscal year ended December 31, 2005 and $30.1 million for the fiscal year ended December 31, 2004. Income from these loans totaled $2.2 million and $1.9 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Commercial Loans

Beach Bank also offered commercial loans to small- and medium-sized businesses, including short- and medium-term commercial lending products, such as working capital lines. At September 30, 2006, commercial loans represented 17% of Beach Bank’s total loan portfolio, compared to 18% at December 31, 2005. The average balance of commercial loans was $13.2 million for the nine months ended September 30, 2006. Income from these loans totaled $766,000 for the nine months ended September 30, 2006. At December 31, 2005, commercial loans represented 18% of Beach Bank’s total loan portfolio, compared to 23% at December 31, 2004. The average balance of commercial loans was $13.6 million for the fiscal year ended December 31, 2005 and $21.4 million for the fiscal year ended December 31, 2004. Income from these loans totaled $1.0 million and $1.2 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Consumer Lending

Beach Bank offered loan and deposit products and services to retail customers through its branch network, including residential real estate loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2006, residential real estate loans represented 32% of Beach Bank’s total gross loan portfolio, compared to 36% at December 31, 2005. The average balance of residential real estate loans was $27.2 million for the nine months ended September 30, 2006. Income from these loans totaled $1.5 million for the nine months ended September 30, 2006. At December 31, 2005, residential real estate loans represented 36% of Beach Bank’s total loan portfolio, compared to 35% at December 31, 2004. The average balance of residential real estate loans was $27.3 million for the fiscal year ended December 31, 2005 and $15.3 million for the fiscal year ended December 31, 2004. Income from these loans totaled $1.8 million and $1.0 million for the fiscal years ended December 31, 2005 and 2004, respectively.

At September 30, 2006, consumer loans represented 1% of Beach Bank’s total loan portfolio, compared to 2% at December 31, 2005. The average balance of consumer loans was $1.3 million for the nine months ended September 30, 2006. Income from these loans totaled $69,000 for the nine months ended September 30, 2006. At December 31, 2005, consumer loans represented 2% of Beach Bank’s total loan portfolio, compared to 2% at December 31, 2004. The average balance of consumer loans was $1.4 million for the fiscal year ended December 31, 2005 and $2.4 million for the fiscal year ended December 31, 2004. Income from these loans totaled $110,302 and $168,437 for the fiscal years ended December 31, 2005 and 2004, respectively.

Loan Portfolio Summary

Major categories of loans included in Beach Bank’s loan portfolio are as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004	2003	2002	2001
Commercial Loans	$12,631	$14,834	$20,743	$25,798	$10,127	$4,909
Commercial real estate loans	33,847	35,060	33,508	28,813	21,918	14,758
Residential real estate loans	23,630	30,108	31,438	3,992	4,696	4,896
Consumer	1,270	1,331	1,998	1,698	423	474
Construction Loans	2,787	1,192	2,641	—	—	—
Other	43	147	51	1,738	166	154
Sub-total	$74,208	$82,672	$90,379	$62,039	$37,330	$25,191
Deferred loan costs	(138)	(171)	(263)	(184)	(86)	(36)
Allowance for Loan Losses	(1,048)	(1,104)	(847)	(487)	(301)	(233)
Net Loans	$73,022	$81,397	$89,269	$61,368	$36,943	$24,922

Loan Maturity Schedule

The following schedule sets forth the time to contractual maturity of Beach Bank’s loan portfolio at September 30, 2006 and December 31, 2005. Loans that had adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

September 30, 2006	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$12,631	$2,584	$5,964	$4,083
Commercial real estate	33,847	1,296	14,686	17,865
Residential real estate	23,630	3,144	8,757	11,729
Consumer	1,270	409	—	861
Construction Loans	2,787	2,787	—	—
Other	43	43	—	—
	$74,208	$10,263	$29,407	$34,538
Net Deferred Loan Fees	(138)
	$74,070

December 31, 2005	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$14,834	$4,027	$6,457	$4,350
Commercial real estate	35,060	3,044	9,899	22,117
Residential real estate	30,108	4,157	11,873	14,078
Consumer	1,331	410	921	—
Construction Loans	1,192	1,192	—	—
Other	147	147	—	—
	$82,672	$12,977	$29,150	$40,545
Net Deferred Loan Fees	(171)
	$82,501

Asset Quality

Beach Bank’s earning asset portfolio (exclusive of investment securities) was generally split into six categories, five of which were types of loans, and the sixth was other, which included overdrafts. Loan concentrations were defined as loans outstanding that were segregated into similar collateral types and/or nature of cash-flow income generation, which may have caused a correspondingly similar impact with a particular economic or other condition.

The table below sets forth the distribution of Beach Bank’s gross loan portfolio by type as of September 30, 2006, December 31, 2005 and December 31, 2004:

	September 30,	December 31,
Loan Distribution	2006	2005	2004

Commercial Loans	17%	18%	23%
Commercial real estate loans	46%	42%	37%
Residential real estate loans	32%	36%	35%
Consumer	1%	2%	2%
Construction and other	4%	2%	3%

Regulatory Classification of Assets

Generally, interest on loans was accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It was Beach Bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest was past due 90 days or more and/or the loan was not properly and/or adequately collateralized, or if in the belief of management, principal and/or interest was not likely to be paid in accordance with the terms of the obligation and/or documentation. As of September 30, 2006, there were no delinquent loans greater than 30 and less than 90 days and impaired loans totaled $4.0 million. As of December 31, 2005, delinquent loans greater than 30 and less than 90 days totaled $2.3 million and impaired loans totaled $2.0 million. As of December 31, 2004, delinquent loans greater than 30 and less than 90 days totaled $1.8 million and impaired loans totaled $813,000.

Foreclosed Assets

Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure were classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they were sold. When property was acquired, it was initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets were carried at the lower of the carrying amount or fair value, less estimated selling costs. Beach Bank had no other real estate owned or repossessions at September 30, 2006, December 31, 2005 and December 31, 2004.

Non-Performing Assets

Non-performing assets consisted of loans that were past due 90 days or more and still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. The following table sets forth information with respect to nonperforming assets identified by Beach Bank at September 30, 2006 and the dates indicated below:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Nonaccrual Loans
Commercial loans	$—	$26	$256	$76	$—	$—
Commercial and residential real estate	—	136	478		—	—
Government Loans	489	489
Accrual loans – past due 90 days or more
Commercial and residential real estate	—	—	825	852	49	75
Installment		—	—	—	—	—
Restructured loans	—	—	—		—	—
Other real estate owned and repossessions	—	—	—	—	—	—
Total nonperforming assets	$489	$651	$1,559	$926	$49	$75

Beach Bank would have earned interest income of $38,627 in the nine months ended September 30, 2006 had all nonaccrual loans performed in accordance with their original terms. Beach Bank would have earned interest income of $30,000 and $85,000 in the fiscal years ended December 31, 2005 and 2004, respectively, had all nonaccrual loans performed in accordance with their original terms.

Allowance for Loan Loss Activity

Information regarding Beach Bank’s allowance for loan losses for the nine months ended September 30, 2006 and for the fiscal years ended December 31 is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Balance, beginning	$1,104	$847	$487	$316	$233	$37
Amounts charged off:	—	—	—	—	—	—
Overdrafts	—	—	(42)	(73)	(93)	(20)
Commercial loans	(73)	(85)	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial and residential real estate	—	—	—	—	—	—
Recoveries of amounts charged off:	—	—	—	—	—	—
Overdraft	8	11	23	2	—	—
Commercial loans	9	6	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial and residential real estate	—	—	—	—	—	—
Net (charge-offs) recoveries	(56)	(68)	(19)	(71)	(93)	(20)
Provision for loan losses	—	325	379	242	176	216
Balance, ending	$1,048	$1,104	$847	$487	$316	$233
Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.07%	0.08%	0.03%	0.15%	0.29%	0.15%

The allowance was allocated to specific categories of loans for statistical purposes only, and could be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
Commercial loans	$178,118	$198,670	$194,751	$175,210	$72,659	$39,602
Commercial real estate loans	481,964	463,564	313,295	228,747	186,387	132,784
Residential real estate loans	335,279	397,340	296,360	24,335	34,750	39,602
Consumer loans	10,477	22,074	16,935	34,069	9,477	13,977
Construction loans	41,910	22,075	25,403	24,335	12,636	6,989
Total allowance for loan losses	$1,047,748	$1,103,723	$846,744	$486,696	$315,909	$232,954

The allocation of the allowance for loan losses as a percentage of the total allowance for loan losses as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001

Commercial loans	17%	18%	23%	36%	23%	17%
Commercial real estate loans	46%	42%	37%	47%	59%	57%
Residential real estate loans	32%	36%	35%	5%	11%	17%
Consumer loans	1%	2%	2%	7%	3%	6%
Construction loans	4%	2%	3%	5%	4%	3%
Total allowance for loan losses	100%	100%	100%	100%	100%	100%

Investment Activities

Beach Bank was permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Beach Bank was a member of the Federal Home Loan Bank and was required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments were required to be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”) requires the investments to be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. FAS 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as Beach Bank. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and could have been used to collateralize certain of Beach Bank’s liabilities and obligations.

Investment Portfolio

The maturity distribution of the securities portfolio is reflected in the following table.

	Maturities of Investment Securities at September 30, 2006
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$1,000	$18,993	$1,994	$—	$21,987
Mortgage-backed	—	1,012	29	681	1,722
Corporate	—	800	—	—	800
Available-for-Sale
Other Securities	—	—	—	500	500
Total	$1,000	$20,805	$2,023	$1,118	$25,009

	Maturities of Investment Securities at December 31, 2005
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$7,986	$15,989	$5,989	$—	$29,964
Mortgage-backed	—	1,178	35	776	1,989
Corporate	400	800	—	—	1,200
Available-for-Sale
Other Securities	—	—	—	507	507
Total	$8,386	$17,967	$6,024	$1,283	$33,660

	Maturities of Investment Securities at December 31, 2004
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$—	$11,989	$9,986	$—	$21,975
Mortgage-backed	—	—	2,461	—	2,461
Corporate	400	1,200	—	—	1,600
Available-for-Sale
Other Securities	—	—	530	—	530
Total	$400	$13,189	$12,977	$—	$26,566

Carrying Value of Investment Securities

Major categories of investment securities and their accounting treatment included in Beach Bank’s investment portfolio at September 30, 2006 and December 31 are as follows (in thousands):

			December 31,
	September 30,2006		2005		2004		2003
	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity
U.S. Government agencies	$—	$21,987	$—	$29,964	$—	$21,975	$—	$24,986
Mortgage-backed	—	1,722	—	1,989	—	2,461	—	3,455
Corporate	—	800	—	1,200	—	1,600	—	1,600
Other securities	500	—	507	—	530	—	500	—
Total Investment Securities	$500	$24,509	$507	$33,153	$530	$26,036	$500	$30,041

Valuation of Securities

Beach Bank recorded securities available-for-sale in its statement of financial condition at fair value. Beach Bank used market price quotes for valuation. Equity securities available-for-sale trade daily on various stock exchanges. The fair value of these securities in Beach Bank’s statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and does not necessarily represent actual transactions. The number of shares that Beach Bank owned in some of these equity securities may have been in excess of the securities average daily trading volume. As a consequence, Beach Bank may not have been able to realize the quoted market price upon sale. Equity securities available-for-sale were adjusted to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available-for-sale below their cost that were other than temporary resulted in write-downs of the individual securities to their fair value.

At September 30, 2006, the fair value and net unrealized gain associated with Beach Bank’s securities available-for-sale was $500,200 and $200, respectively. At December 31, 2005, the fair value and net unrealized gain associated with Beach Bank’s securities available-for-sale was $507,400 and $7,400, respectively.

Deposit Accounts

Deposits were attracted from within Beach Bank’s market area and substantially all of the depositors are residents of the State of Florida. Deposit services for personal and business customers included a variety of checking accounts, such as interest-earning, low-cost checking, and senior checking. Savings accounts were also offered.

Certificates of Deposit

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2006 and December 31, 2005 and 2004 is as follows:

	September 30, 2006	December 31, 2005	December 31, 2004

Three months or less	$25,718,313	$24,768,018	$14,783,046
Over three through six months	28,338,448	8,728,562	6,345,142
Over six through twelve months	4,805,317	4,910,050	6,810,363
Over twelve months	330,002	1,450,294	2,448,926
	$59,192,080	$39,856,924	$30,387,477

Legal Proceedings

Beach Bank was periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of December 29, 2006, Beach Bank’s management did not believe that there were any pending proceedings against Beach Bank that, if determined adversely, would have a materially adverse effect on its business or financial position.

On October 5, 2004, Beach Bank consented to enter into an Order to Cease and Desist (the “Order”) as proposed by the FDIC. The FDIC found during its May 10, 2004 examination of Beach Bank that it had deficiencies in violation of statutory requirements in the areas of policies, procedures, enhanced due diligence, customer identification programs, know your customer documentation, currency transaction reporting, suspicious activity reporting, and account monitoring.

The Order required Beach Bank to, among other things, formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, have and retain qualified management, maintain a Tier 1 Leverage Capital ratio of not less than 7%, a Tier 1 Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, charge off certain classified assets, maintain an adequate allowance for loan losses, reduce classified assets and adopt sound lending and collection policies. Management of Beach Bank believed that at December 31, 2005, Beach Bank had made significant progress in complying with the terms of the Order. On December 27, 2006, the FDIC, the Financial Crimes Enforcement Network and the Florida Office of Financial Regulation assessed an $800,000 civil money penalty against Beach Bank for alleged violations of anti-money laundering laws, which were cited in the Order. Sun American Bank is not subject to the Order and Sun American Bancorp did not assume the civil money penalty as a result of the transaction with Beach Bank. See “Beach Bank’s Management’s Discussion and Analysis or Plan of Operation” for additional information regarding the Order.

BEACH BANK’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

Overview

Prior to the asset acquisition of Beach Bank by Sun American Bank in December 2006, Beach Bank was a “community based” state-chartered commercial bank that provided a variety of financial products and services. The primary market area for Beach Bank, defined as the area from where approximately 75% of its business was derived, was Miami-Dade County. It operated two branches located at 555 Arthur Godfrey Road, Miami Beach, Florida  33140 and 8099 South Dixie Highway, South Miami, Florida  33143. These former Beach Bank offices are now operated as offices of Sun American Bank.

During the nine months ended September 30, 2006, Beach Bank decreased its capital base by approximately $594,206 through normal operations. During the fiscal year ended December 31, 2005, Beach Bank completed a private offering to investors that added $1.9 million of net new capital. The first round of the private placement in March involved the sale of 543,588.33 shares of common stock at an offering price of $3.00 per share. Beach Bank received net proceeds of $1.6 million from this offering. The second round of the private placement involved the sale of 100,000 shares of common stock at an offering price of $3.00 per share. Beach Bank received net proceeds of $300,000 from this offering. Beach Bank’s capital exceeded statutory guidelines at September 30, 2006. There were no common share dividends declared during the nine months ended September 30, 2006 nor in the fiscal years ended December 31, 2005 and 2004.

On October 5, 2004, Beach Bank consented to enter into the Order as proposed by the FDIC. The FDIC found during its May 10, 2004 examination of Beach Bank that it had deficiencies in violation of statutory requirements in the areas of policies, procedures, enhanced due diligence, customer identification programs, know your customer documentation, currency transaction reporting, suspicious activity reporting, and account monitoring.

The Order required Beach Bank to, among other things, formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, have and retain qualified management, maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, charge off certain classified assets, maintain an adequate allowance for loan losses, reduce classified assets and adopt sound lending and collection policies.

Management believed that at December 31, 2005, Beach Bank made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have had significant implications on the operations of Beach Bank. In order to comply with the Order, Beach Bank incurred expenses as follows:

Fiscal Year Ended December 31, 2004 (commencing on October 5, 2004)	$133,864
Fiscal Year Ended December 31, 2005	$1,964,064
Nine Months Ended September 30, 2006	$443,575

On December 27, 2006, the FDIC, the Financial Crimes Enforcement Network and the Florida Office of Financial Regulation assessed an $800,000 civil money penalty against Beach Bank for alleged violations of anti-money laundering laws, which were cited in the Order.

As of September 30, 2006, Beach Bank had total assets of $127.1 million, total gross loans of $74.2 million, deposits of $116.1 million and shareholders’ equity of $9.1 million. Average total assets decreased during the nine months ended September 30, 2006 by $3.4 million from 2005. Average total assets increased in 2005 by $727,000 from 2004 due to management’s efforts to grow Beach Bank. Capital growth corresponded with the overall growth of Beach Bank. The average equity to average assets ratio was 7.66 % during the nine months ended September 30, 2006. The average equity to average assets ratio was 8.84% in 2005 and 7.84% in 2004.

Interest-earning assets, which consisted of interest earning deposits, investment securities, gross loans, federal funds sold, and Federal Home Loan Bank stock, totaled $123.9 million at September 30, 2006, a $7.2 million, or 6.17%, increase from December 31, 2005. Interest earning assets were $116.7 million and $117.7 million at December 31, 2005 and 2004, respectively.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses was established as losses were estimated to have occurred through a provision for loan losses charged to earnings. Loan losses were charged against the allowance when management believed the uncollectibility of a loan balance was confirmed. Subsequent recoveries, if any, were credited to the allowance.

The allowance for loan losses was evaluated on a regular basis by management and was based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may have affected the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan was considered impaired when, based on current information and events, it was probable Beach Bank would not be able to collect the scheduled payments of principal and interest when due. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment was measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan was collateral dependent.

Large groups of smaller balance homogeneous loans were collectively evaluated for impairment. Accordingly, Beach Bank did not separately identify individual consumer and residential loans for impairment disclosures. For analytical purposes, the allowance consisted of two components, Non-Specific and Specific.

Non-Specific Allowance. The methodology used in establishing non-specific allowances was based on a broad risk analysis of the portfolio. All significant portfolio segments, including concentrations, were analyzed. The amount of the non-specific allowance was based upon a statistical analysis that derived appropriate formulas, which were adjusted by management’s subjective assessment of current and future conditions. The determination included an analysis of loss and recovery experience in the various portfolio segments over at least the prior three fiscal years. Results of the historical loss analysis were adjusted to reflect current and anticipated conditions.

Specific Allowance. All significant commercial and industrial loans classified as either “substandard” or “doubtful” were reviewed at the end of each period to determine if a specific reserve was needed for that credit. The determination of a specific reserve for an impaired asset was evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve did not necessarily mean that the credit with the specific reserve would definitely incur loss at the reserve level. It was only an estimation of potential loss based upon anticipated events.

Liquidity and Capital Resources

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits were the major source of Beach Bank’s funds for lending and other investment activities. Deposits were attracted principally from within Beach Bank’s primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposit. Maturity terms, service fees and withdrawal penalties were established by Beach Bank on a periodic basis. The determination of rates and terms was predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Deposits and loan repayments were the major sources of funds for lending and other investment purposes. Scheduled loan repayments were a relatively stable source of funds, while deposit inflows and outflows and loan prepayments were influenced significantly by general interest rates and money market conditions. Beach Bank could use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. Beach Bank maintained a membership with the Federal Home Loan Bank, which acted as an alternate source for borrowing as needed. However, Beach Bank’s line of credit with the FHLB was not available due to the existing Order from the FDIC.

Regulatory agencies required that Beach Bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding were generated by the operations of Beach Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities was determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position included scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and were continuously evaluated as part of the asset/liability management process. Historically, Beach Bank increased its level of deposits to allow for its planned asset growth. The level of deposits was influenced by general interest rates, economic conditions and competition, among other things.

If additional liquidity was needed, Beach Bank established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provided Beach Bank with the ability to borrow from an unsecured line of credit to supplement liquidity up to the amount of $1.5 million. Interest was calculated on any outstanding balance at the prevailing market federal funds rate. Beach Bank also had the ability to sell investments from the portfolio under a repurchase agreement with this correspondent bank. Beach Bank also maintained a separate secured line of credit of $5.8 million with Independent Bankers Bank. Beach Bank also maintained an unsecured line of credit of $2.5 million and a secured line of credit of $12.3 million with Bankers Bank of Georgia.

Borrowings

Beach Bank pledged securities to secure repurchase agreements. Additional details regarding securities sold under agreements to repurchase for the nine months ended September 30, 2006 and the fiscal years ended December 31, 2005 and 2004 are as follows:

	September 30,	December 31,
	2006	2005	2004
	(dollars in thousands)
Maximum amount outstanding at any month-end	$3,615	$6,357	$16,813
Average balance for the period	2,378	4,345	10,962
Average interest rate	1.68%	1.53%	1.41%
Average interest rate paid at period end	1.87%	1.49%	1.43%

Federal Home Loan Bank Advances

On September 24, 2001, Beach Bank became a member of the Federal Home Loan Bank of Atlanta. Beach Bank owned stock in the amount of $240,500, but its line of credit was suspended upon the issuance of the Order from the FDIC.

Equity and Capital Resources

Beach Bank was subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements could initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have had a direct material effect on the financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Beach Bank was required to meet specific capital guidelines that involved quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications were also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy required Beach Bank to maintain minimum amounts and ratios, set forth in the table below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets.

The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

		September 30, 2006
Regulator Definition for each Capital Tier Category		Beach Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.16%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	11.91%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	7.83%	4.0%	5.0%

		December 31, 2005
Regulator Definition for each Capital Tier Category		Beach Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.4%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	12.1%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	8.3%	4.0%	5.0%

Results of Operations

Results of Operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Beach Bank reported a net loss of $594,206 for the nine months ended September 30, 2006, compared to net loss of $1.1 million for the nine months ended September 30, 2005.

Net Interest Income. Net interest income before provision for loan losses for the nine months ended September 30, 2006 was $3.3 million, compared to $3.8 million for the nine months ended September 30, 2005, a decrease of approximately $432,000, or 11.5%.

Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $165,000, or 15.5%, to $1.2 million for the nine months ended September 30, 2006 from $1.1 million for the nine months ended September 30, 2005, due primarily to increases in yields in 2006.

Interest on loans increased by $51,000, or 1.2%, for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. The increase in loan interest was due to increasing interest rates on variable rate loans that resulted in higher gross interest income despite lower loan balances.

Total interest expense increased $648,000, or 44.5%, to $2.1 million for the nine months ended September 30, 2006, compared to $1.5 million for the nine months ended September 30, 2005. The increase in deposit interest expense was primarily attributed to market increases in interest rates payable on deposit products.

Non-Interest Income. Total non-interest income decreased $190,600, or 37.7%, to $315,500 for the nine months ended September 30, 2006 from $506,100 for the nine months ended September 30, 2005. This decrease was primarily due to a decrease of the loan portfolio and also a decrease in service charges on demand deposit accounts.

Non-Interest Expense. Total non-interest expense decreased by $871,000, or 17.1%, to $4.2 million for the nine months ended September 30, 2006 from $5.1 million for the nine months ended September 30, 2005. The decrease was due to a reduction in costs in compliance with the Order during the nine months ended September 30, 2006.

Occupancy and equipment expenses were $738,000 for the nine months ended September 30, 2006, compared to $800,000 for the nine months ended September 30, 2005. This decreased cost was primarily due to regular asset depreciation.

Other expenses decreased $828,000 for the nine months ended September 30, 2006, compared to $2.4 million for the nine months ended September 30, 2005. This decrease was due to lower costs and expenses in compliance with the Order during the nine months ended September 30, 2006.

Provision for Loan Losses. Management determined a provision was not needed for the nine months ended September 30, 2006, due to a decrease in loans and an evaluation of the loan loss reserve.

Provision for Income Taxes. Beach Bank was treated as an S-Corporation for income tax purposes. For federal and state income tax purposes, all items of income and expense flowed through to its shareholders and no provision for income taxes was reflected in the financial statements.

Deposit Balances and Rates. The following tables set forth the average balances of the deposit portfolio of Beach Bank for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	Nine Months Ended September 30, 2006
	Average Balance	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$23,801	0.00%	22%
Interest bearing accounts:
NOW accounts	7,173	0.78%	7%
Money market deposit	15,978	3.10%	15%
Savings accounts	4,050	1.09%	4%
Time deposits	55,907	3.88%	52%
Total deposits	$106,909

	Fiscal Year Ended December 31, 2005
	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$24,619	0.00%	24%
Interest bearing accounts:
NOW accounts	8,472	0.77%	8%
Money market deposit	8,059	1.45%	8%
Savings accounts	9,316	1.17%	9%
Time deposits	53,891	3.10%	51%
Total deposits	$104,357

Average Balance Sheet. The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	Nine Months Ended September 30, 2006
	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$27,518	$807	3.92%
Federal funds sold	11,304	421	4.97
Loans:
Commercial loans(3)	13,208	766	8.40
Commercial real estate loans(2)	34,309	1,815	7.07
Consumer loans(2)	1,266	69	7.14
Residential real estate loans(2)	22,011	1,182	7.18
Home equity and other loans(2)	3,880	225	7.65
Construction	2,078	140	5.71
Total loans(2)	76,752	4,197	7.21
Total interest earning assets	115,574	5,425	6.26
Noninterest-earning assets	4,023
Total assets	$119,597
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$23,151	412	2.35
Savings accounts	4,050	37	1.22
Certificates of deposit and IRAs	55,907	1,622	3.83
Total interest-bearing deposits	83,108	2,071	3.32
Federal funds purchased, securities sold under repurchase agreements and other	2,456	32	1.74
Federal Home Loan Bank advances	90	3	4.44
Total interest-bearing liabilities	85,654	2,106	3.28
Noninterest bearing liabilities	24,777
Shareholders’ equity	9,166
Total liabilities and shareholders’ equity	$119,597
Net interest income and net yield on interest- earning assets		$3,319	3.83%

(continued)

	For the year ended December 31,
	2005
	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$30,675	$1,175	3.83%
Federal funds sold	6,764	218	3.22
Loans:
Commercial loans(2)	13,611	976	7.17
Commercial real estate loans(2)	31,023	2,212	7.13
Consumer loans(2)	1,486	110	7.40
Residential real estate loans(2)	27,299	1,803	6.60
Home equity and other loans(2)	4,604	289	6.28
Government loans	2,922	145	5.00
Total loans(2)	80,945	5,535	6.84
Total interest earning assets	118,384	6,928	5.85
Noninterest-earning assets	4,594
Total assets	$122,978
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$16,531	182	1.10
Savings accounts	9,316	109	1.17
Certificates of deposit and IRAs	53,891	1,560	2.89
Total interest-bearing deposits	79,738	1,851	2.32
Federal funds purchased, securities sold under repurchase agreements and other	4,345	66	1.52
Federal Home Loan Bank advances	2,157	64	2.97
Total interest-bearing liabilities	86,240	1,981	2.30
Noninterest bearing liabilities	25,866
Shareholders’ equity	10,872
Total liabilities and shareholders’ equity	$122,978
Net interest income and net yield on interest- earning assets		$4,947	4.18%

———————

(1)

Includes investment securities and Federal Reserve Bank stock and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans

Rate/Volume Analysis. The table below indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO 2005
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$(376)	$427	$51
Securities	(61)	15	(46)
Fed Funds Sold	54	148	202
Other	(4)	6	6
Total interest income	(387)	596	209
Increase (decrease) in interest expense:
Deposits	(162)	870	708
Repurchase Agreements	(31)	16	(15)
Fed Funds Purchased	(48)	0	(48)
Total interest expense	(241)	886	645
Total change in net interest income	$(146)	$(290)	$(436)

YEAR ENDED DECEMBER 31, 2005 COMPARED TO 2004
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$429	$709	$1,138
Securities	10	(14)	(3)
Fed Funds Sold	(149)	27	1765
Other	5	0	5
Total interest income	593	722	1,316
Increase (decrease) in interest expense:
Deposits	300	190	490
Repurchase Agreements	(97)	9	(88)
Fed Funds Purchased	(130)	78	(52)
Total interest expense	73	277	350
Total change in net interest income	$520	$445	$966

Results of Operations for the fiscal year ended December 31, 2005 compared to the fiscal year ended December 31, 2004

In this section, unless the context provides otherwise, references to 2005 and 2004 are to the fiscal years ended December 31, 2005 and 2004, respectively.

The net loss for 2005 was $2.1 million, compared to net income of $370,000 for 2004. The decrease in earnings was related to the Order from the FDIC as Beach Bank incurred $2.0 million of expenses in order to comply with the provisions of the Order. In addition to these costs, earnings for 2005 as compared to 2004 were primarily impacted by a $1.0 million increase in net interest income, a decrease in the provision for loan loss of $54,000, which was more than offset by a decrease in non-interest income of $1.4 million and a $336,000 increase in non-interest expenses excluding expenses resulting from the Order.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $5.0 million, compared to $4.0 million for 2004, an increase of $1.0 million, or 25%.

Income from interest earning deposits, securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $1.3 million, or 23.2%, to $6.9 million for 2005 from $5.6 million for 2004. The increase was mostly attributed to higher average loan balances outstanding of $80.9 million for 2005 from $74.7 million for 2004. The interest yield on the loan portfolio increased to 6.8% in 2005, compared to 5.9% in 2004. In addition, federal funds sold yielded 3.22% in 2005, compared to 1.0% in 2004. The yield on total interest-earning assets was 5.85% for 2005, a 69 basis point increase from 5.2% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $349,000 from $1.6 million for 2004 to $2.0 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $79.7 million for 2005 from $66.8 million for 2004. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.32% for 2005 from 1.94% for 2004.

Non-Interest Income. Total non-interest income decreased $1.4 million, or 68.5%, to $631,000 for 2005 from $2.0 million for 2004. The decrease in fees reflects the elimination of certain business lines in accordance with the provisions of the Order.

Non-Interest Expense. Total non-interest expense increased by $2.2 million, or 42%, to $7.4 million for 2005 from $5.2 million for 2004. The increase was mostly attributed to legal and consulting expenses associated with the Order. These costs amounted to $2.0 million for 2005, compared to $134,000 for 2004.

Provision for Loan Losses. The provision for loan losses for the fiscal year ended December 31, 2005 was $325,000, compared to $379,000 for the fiscal year ended December 31, 2004. The reduced provision for loan losses in the fiscal year ended December 31, 2005 was due to a reduced balance of net loans during the fiscal year ended December 31, 2005.

Provision for Income Taxes. Beach Bank was treated as an S-Corporation for income tax purposes. For federal and state income tax purposes, all items of income and expense flowed through to its shareholders and no provision for income taxes was reflected in the financial statements.

Deposit Balances and Rates. The following table sets forth the average balances of the deposit portfolio of Beach Bank for the fiscal years ended December 31, 2005 and 2004. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$24,619	0.00%	24%	$28,217		30%
Interest bearing accounts:
NOW accounts	8,472	0.77%	8%	7,042	0.81%	7%
Money market deposit	8,059	1.45%	8%	9,185	1.15%	10%
Savings accounts	9,316	1.17%	9%	15,216	1.40%	16%
Time deposits	53,891	3.10%	51%	35,369	3.17%	37%
Total deposits	$104,357			$95,029

Average Balance Sheet

The following table contains for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the years ended December 31,
	2005			2004
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$30,675	$1,175	3.83%	$31,726	$1,189	3.75%
Federal funds sold	6,764	218	3.22	2,512	26	1.04
Loans :
Commercial loans(2)	13,611	976	7.17	21,381	1,162	5.43
Commercial real estate loans(2)	31,023	2,212	7.13	30,066	1,850	6.15
Consumer loans(2)	1,486	110	7.40	2,546	168	6.60
Residential real estate loans(2)	27,299	1,803	6.60	15,309	954	6.23
Home equity and other loans(2)	4,604	289	6.28	2,206	124	5.62
Government loans	2,922	145	5.00	3,166	139	4.39
Total loans(2)	80,945	5,535	6.84	74,674	4,397	5.89
Total interest earning assets	118,384	6,928	5.85	108,912	5,612	5.15
Noninterest-earning assets	4,594			14,150
Total assets	$122,978			$123,062
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$16,531	182	1.10	$16,227	163	1.00
Savings accounts	9,316	109	1.17	15,216	210	1.38
Certificates of deposit and IRAs	53,891	1,560	2.89	35,369	988	2.79
Total interest-bearing deposits	79,738	1,851	2.32	66,812	1,361	2.04
Federal funds purchased, securities sold under repurchase agreements and other	4,345	66	1.52	10,962	155	1.41
Federal Home Loan Bank advances	2,157	64	2.97	6,357	116	1.82
Total interest-bearing liabilities	86,240	1,981	2.30	84,131	1,632	1.94
Noninterest bearing liabilities	25,866			29,282
Shareholder’s equity	10,872			9,649
Total liabilities and shareholders’ equity	$122,978			$123,062
Net interest income and net yield on interest-earning assets		$4,947	4.18%		$3,980	3.65%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

Discussion of Changes in Financial Condition

Discussion of Changes in Financial Condition from December 31, 2005 to September 30, 2006

General. Total assets increased by $7.1 million from $120.0 million at December 31, 2005 to $127.1 million at September 30, 2006, with the increase invested principally in federal funds sold. The following is a discussion of the significant fluctuations between the September 30, 2006 and December 31, 2005 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $26.5 million at September 30, 2006, compared to $2.1 million at December 31, 2005. The increase of $24.4 million was due principally to the net reduction in the loan portfolio and also due to the maturity of investment securities.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio decreased $8.7 million to $25.0 million at September 30, 2006 from $33.7 million at December 31, 2005. The decrease was due to maturities and scheduled principal payments. There were no purchases of securities during the nine months ended September 30, 2006.

Loans Receivable. Net loans receivable were $73.0 million at September 30, 2006, a decrease of $8.4 million from $81.4 million at December 31, 2005. The decrease in net loans was the result of repayments of loans during the nine months ended September 30, 2006.

Asset Quality and Non-Performing Assets. In the normal course of business, Beach Bank recognized losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, Beach Bank established an allowance for loan losses, which totaled $1.0 million at September 30, 2006. The allowance for loan losses was maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance was based on Beach Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. Beach Bank’s allowance for loan and credit losses was analyzed and deemed to be adequate by management at September 30, 2006.

Beach Bank’s impaired loans were $4.0 million at September 30, 2006, or 5.3% of Beach Bank’s total gross loans, compared to $2.0 million at December 31, 2005, or 2.4% of Beach Bank’s total gross loans. Assets that were classified as impaired were those deemed by Beach Bank’s management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets that were classified as impaired had a well-defined weakness or weaknesses that jeopardized the liquidation of the debt. The impaired assets were characterized by the distinct possibility that Beach Bank would have sustained some loss if the deficiencies were not corrected.

The total impaired assets and the percentage of total loans that were classified as impaired assets at September 30, 2006 and December 31, 2005 are listed in the table below. There was no other real estate owned (OREO) at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)

Impaired loans and discount	$3,949	$1,964
Other real estate owned and repossessions	—	—
Total impaired and other	$3,949	$1,964

Percent impaired and other/total loans	5.32%	2.38%

Gross loans	$74,208	$82,672

Nonperforming assets consisted of loans that were past due 90 days or more and still accruing interest, loans on non-accrual status and OREO and other foreclosed assets. The following table sets forth information with respect to non-performing assets identified by Beach Bank at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)
Non-accrual loans:
Commercial and residential real estate	$—	$91
Commercial	489	515
Consumer	—	20
Government	—	—
Home Equity	—	25
Accrual loans past due 90 days or more:
Commercial and residential real estate	—	—
Commercial	—	—
Consumer	—	—
Real estate owned & repossessions	—	—
Total nonperforming assets	$489	$651

Total nonperforming assets decreased from December 31, 2005 to September 30, 2006 by $162,000, or 25%. In management’s judgment, all nonperforming assets were either fully collateralized or appropriately reserved based on circumstances known at the time.

Premises and Equipment. Premises and equipment totaled $1.2 million at September 30, 2006, compared to $1.5 million at December 31, 2005. The decrease was primarily due to depreciation.

Liabilities

Deposits. Deposits increased to $116.1 million at September 30, 2006 from $100.9 million at December 31, 2005. The increase of 15% during the nine months ended September 30, 2006 was partly the result of an advertising campaign to bring in certificates of deposit.

At December 31, 2005, the aggregate amount of deposits by foreign depositors was $1.3 million, of which $845,000 were held in certificates of deposit and $458,000 were held in demand deposits.

The table below includes a breakdown of Beach Bank’s non-interest bearing and interest bearing accounts as of September 30, 2006 and December 31, 2005.

	September 30,	December 31,
	2006	2005
	(Dollars in Thousands)
Noninterest-bearing accounts	$18,219	$21,061
Interest-bearing accounts:
NOW accounts	4,957	7,356
Money market accounts	13,295	12,342
Savings accounts	2,241	6,901
Certificates of deposit under $100,000	17,586	13,783
Certificates of deposit $100,000 and more	58,852	38,666
IRAs under $100,000	611	474
IRAs $100,000 and more	340	302
Total interest-bearing deposits	$97,882	$79,824
Total deposits	$116,101	$100,885

Debt. There were no borrowings outstanding as of September 30, 2006 and December 31, 2005.

Federal Home Loan Bank Advances. There were no borrowings outstanding as of September 30, 2006 and December 31, 2005.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.2 million at September 30, 2006, compared to $6.4 million at December 31, 2005. These repurchase agreements were secured by securities held by Beach Bank.

Capital

Beach Bank’s total shareholders’ equity was $9.1 million at September 30, 2006, a decrease of $0.6 million from $9.7 million at December 31, 2005. The decrease of $0.6 million represents the net loss for the period.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Beach Bank was required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Beach Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 13.16%, 11.91% and 7.83%, respectively, at September 30, 2006 and 13.35%, 12.09% and 8.25%, respectively, at December 31, 2005. Based on these ratios, Beach Bank was considered to be “well capitalized.”

Discussion of Changes in Financial Condition from December 31, 2004 to December 31, 2005

General

Total assets decreased by $0.7 million from $120.7 million at December 31, 2004 to $120.0 million at December 31, 2005. Total net loans decreased by $7.9 million to $81.4 million at December 31, 2005 from $89.3 million at December 31, 2004. Securities increased $7.1 million to $33.7 million at December 31, 2005 from $26.6 million at December 31, 2004. The following is a discussion of the significant fluctuations between the December 31, 2005 and December 31, 2004 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $2.1 million at December 31, 2005, compared to $1.5 million at December 31, 2004.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $7.1 million to $33.7 million at December 31, 2005 from $26.6 million at December 31, 2004. New securities were purchased during the fiscal year ended December 31, 2005 using available excess cash.

Loans Receivable. Total loans were $81.4 million at December 31, 2005, a decrease of $7.9 million from $89.3 million at December 31, 2004. The decrease resulted primarily from a net decrease in Beach Bank’s commercial loan portfolio.

Asset Quality and Non-Performing Assets. Beach Bank established an allowance for loan losses, which totaled $1.1 million at December 31, 2005.

Premises and Equipment. Premises and equipment totaled $1.5 million at December 31, 2005, compared to $1.3 million at December 31, 2004. The increase during the fiscal year ended December 31, 2005 was primarily due to the acquisition of select fixed assets for the South Miami branch.

Liabilities

Deposits. Deposits increased to $100.9 million at December 31, 2005 from $89.2 million at December 31, 2004. In the South Florida market, during the fiscal year ended December 31, 2005, Beach Bank was able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market and NOW accounts. Beach Bank did not have brokered deposits.

The table below includes a breakdown of Beach Bank’s non-interest bearing and interest bearing accounts as of December 31, 2005 and 2004.

	Deposits at December 31,
	2005	2004
	(Dollars in Thousands)

Noninterest-bearing accounts	$21,061	$21,331
Interest-bearing accounts:
NOW accounts	7,356	7,018
Money market accounts	12,342	6,873
Savings accounts	6,901	13,370
Certificates of deposit under $100,000	13,783	11,391
Certificates of deposit $100,000 and more	38,666	28,355
IRAs under $100,00	474	631
IRAs $100,00 and more	302	234
Total interest-bearing deposits	79,824	67,872

Total deposits	$100,885	$89,203

Debt. Beach Bank maintained an unsecured line of credit of $2.6 million and a secured line of credit of $13.8 million, each with Independent Bankers Bank, to meet its interim liquidity needs. There were borrowings outstanding under the unsecured line of credit of $2.6 million and $5.9 million as of December 31, 2005 and 2004, respectively. There were no borrowings outstanding under the secured line of credit as of December 31, 2005. There were borrowings outstanding under the secured line of credit of $0.8 million as of December 31, 2004.

Federal Home Loan Bank Advances. FHLB borrowings decreased $7.5 million from December 31, 2004 to December 31, 2005 as Beach Bank’s line of credit was suspended and all borrowings were repaid as scheduled.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $6.4 million at December 31, 2005, compared to $7.7 million at December 31, 2004. These repurchase agreements were secured by securities held by Beach Bank.

Capital

Beach Bank’s total shareholders’ equity was $9.7 million at December 31, 2005, a decrease of $0.3 million from $10.0 million at December 31, 2004. The change was due to the net loss of $2.1 million for the fiscal year ended December 31, 2005, partially offset by net proceeds of $1.9 million from capital raised during the fiscal year ended December 31, 2005.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Beach Bank was required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Beach Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 13.35%, 12.09% and 8.25%, respectively, at December 31, 2005 and 13.02%, 12.00% and 8.10%, respectively, at December 31, 2004. Based on these ratios, Beach Bank was considered to be “well capitalized.”

INFORMATION ABOUT INDEPENDENT COMMUNITY BANK

General

Independent Community Bank is a “community based” state-chartered commercial bank that provides a variety of financial products and services. The primary market area for Independent Community Bank, is defined as North Palm Beach County. Independent Community Bank is the only bank with headquarters in Tequesta, FL. Independent Community Bank is strategically located so as to take advantage of the Jupiter and Tequesta target market in its market area, taking into consideration its competition. Independent Community Bank differentiates itself by its brand name, how it delivers services and its niche marketing approach. Independent Community Bank’s deposit accounts are insured by the FDIC.

Independent Community Bank’s marketing strategy is to provide personal services to professionals, such as doctors, lawyers, community associations and certified public accountants in the local community. Independent Community Bank offers commercial and consumer products through traditional and electronic means and also customizes products for its specific target market. Independent Community Bank attracts deposits through direct mail campaigns and involvement in the local community by its executive team. Independent Community Bank’s executive team is comprised of individuals that are active in local civic organizations and professional associations from the local community.

Lending Activities

Independent Community Bank’s principal lending area is North Palm Beach County, Florida. Independent Community Bank’s customers are predominantly small- to medium-sized businesses, individual investors and consumers. Collateralized loans, the most common of which follow, are extended on similar terms to all of Independent Community Bank’s customers and have an inherent degree of risk:

•

Cash-secured loans as well as loans guaranteed by agencies of the United States government represent a nominal degree of risk.

•

Loans secured by marketable securities represent a low degree of risk.

•

Commercial and residential real estate loans, including construction and land development loans, represent a moderate degree of risk.

•

Loans secured by automobiles, boats and equipment represent a moderate to medium degree of risk.

•

Unsecured loans represent a high degree of risk.

Prior to entering into the acquisition agreement with Sun American Bancorp and Sun American Bank, a significant part of Independent Community Bank’s growth strategy involved developing new business relationships and increasing its marketing efforts. Typically, Independent Community Bank sought commercial lending relationships with customers borrowing up to $3.4 million. Independent Community Bank’s legal lending limit for secured and unsecured loans was $3.4 million and $2.1 million as of September 30, 2006, respectively.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on mortgage loans generally give Independent Community Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of loans tends to increase, however, when current loan market rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially higher than current loan market rates.

Independent Community Bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact Independent Community Bank’s GAP position and, ultimately, its profitability.

Loan Portfolio Summary

Major categories of loans included in Independent Community Bank’s loan portfolio are as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004

Commercial Loans	$7,558	$6,873	$9,019
Commercial real estate loans	89,651	87,561	58,142
Residential real estate loans	8,113	11,379	12,252
Consumer Loans	1,927	3,314	981
Sub-total	$107,249	$109,127	$80,394
Deferred loan costs	(70)	(36)	7
Allowance for Loan Losses	(1,494)	(1,494)	(824)
Net Loans	$105,685	$107,597	$79,577

Commercial Real Estate Loans

Independent Community Bank’s primary lending focus is making commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. Commercial real estate loans are generally secured by first liens on real estate, and typically have variable rates and amortize over a 10 to 20 year period, with balloon payments due at the end of 3 to 5 years. At  September 30, 2006, commercial real estate loans represented 84% of Independent Community Bank’s total loan portfolio, compared to 80% at December 31, 2005. The average balance of commercial real estate loans was $87.5 million for the nine months ended September 30, 2006. Income from these loans totaled $5.4 million for the nine months ended September 30, 2006. At December 31, 2005, commercial real estate loans represented 80% of Independent Community Bank’s total loan portfolio, compared to 72% at December 31, 2004. The average balance of commercial real estate loans was $77.0 million for the year ended December 31, 2005 and $44.5 million for the year ended December 31, 2004. Income from these loans totaled $5.5 million and $2.6 million for the years ended December 31, 2005 and 2004, respectively.

Commercial Loans

Independent Community Bank also offers commercial loans to small- and medium-sized businesses in a variety of industries. Independent Community Bank makes a broad range of short- and medium-term commercial lending products available to businesses, including working capital lines. At September 30, 2006, commercial loans represented 7% of Independent Community Bank’s total loan portfolio, compared to 6% at December 31, 2005. The average balance of commercial loans was $7.0 million for the nine months ended September 30, 2006. Income from these loans totaled $412,000 for the nine months ended September 30, 2006. At December 31, 2005, commercial loans represented 6% of Independent Community Bank’s total loan portfolio, compared to 11% at December 31, 2004. The average balance of commercial loans was $8.1 million for the year ended December 31, 2005 and $8.1 million for the year ended December 31, 2004. Income from these loans totaled $551,000 and $467,000 for the years ended December 31, 2005 and 2004, respectively.

Residential Real Estate and Consumer Lending

Independent Community Bank offers a variety of loan and deposit products and services to retail customers through its branch. Loans to retail customers include residential real estate loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2006, residential real estate loans represented 8% of Independent Community Bank’s total gross loan portfolio, compared to 10% at December 31, 2005. The average balance of residential real estate loans was $8.9 million for nine months ended September 30,  2006. Income from these loans totaled $539,000 for the nine months ended September 30, 2006. At December 31, 2005, residential real estate loans represented 10% of Independent Community Bank’s total loan portfolio, compared to 15% at December 31, 2004. The average balance of residential real estate loans was $10.9 million for the year ended December 31, 2005 and $8.1 million for the year ended December 31, 2004. Income from these loans totaled $634,000 and $459,000 for the years ended December 31, 2005 and 2004, respectively. At September 30, 2006, consumer and other loans represented 1% of Independent Community Bank’s total loan portfolio, compared to 4%

at December 31, 2005. The average balance of consumer loans was $3.1 million for the nine months ended September 30, 2006. Income from these loans totaled $188,000 for the nine months ended September 30, 2006. At December 31, 2005, consumer and other loans represented 4% of Independent Community Bank’s total loan portfolio, compared to 2% at December 31, 2004. The average balance of consumer loans was $2.1 million for the year ended December 31, 2005 and $1.2 million for the year ended December 31, 2004. Income from these loans totaled $152,000 and $69,000 for the years ended December 31, 2005 and 2004, respectively.

Loan Solicitation and Processing

Loan applicants come primarily through the efforts of Independent Community Bank’s loan officers who seek out existing customers, referrals by realtors, previous and present customers of Independent Community Bank, business acquaintances, and walk-ins. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant’s employment, income and credit standing. On mortgage loans, an appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Florida.

Employees

At September 30, 2006, there were 24 full time employees of Independent Community Bank. The employees are provided with group life, health, dental and vision insurance, and long term disability. None of Independent Community Bank’s employees is represented by any collective bargaining units. Independent Community Bank considers its employee relations to be good.

Description of Property

Independent Community Bank does not own any parcels of real property. As of September 30, 2006, Independent Community Bank leased 2 facilities and the material terms of these leases are as follows:

•

Main office, full service branch office and our corporate office

•

250 Tequesta Drive, Suite 101 and 201, Tequesta, FL 33469

•

9,561 square feet

•

10 year term, expiring December 31, 2012

•

The base rent (including CAM and other costs) is approximately $22 per square foot at September 30, 2006, resulting in total annual rent of approximately $206,000.

•

Administrative office

•

2189 Cleveland Street, Suite 210, Clearwater, FL  33765

•

2,016 square feet

•

3 year term, expiring December 31, 2008

•

The base rent (including CAM and other costs) is approximately $16 per square foot at September 30, 2006, resulting in total annual rent of approximately $33,000.

Legal Proceedings

Independent Community Bank is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending proceeding against Independent Community Bank, which, if determined adversely, would have a material effect on its business or financial position.

Changes in Registrant’s Certifying Accountant

On August 26, 2005, the audit committee of the board of directors of Independent Community Bank dismissed Hacker, Johnson & Smith, PA, referred to as Hacker Johnson in this document, as its independent registered public accounting firm. On August 26, 2005, Independent Community Bank engaged Crowe, Chizek and Company, LLC, referred to as Crowe Chizek in this document, to serve as its independent registered public accounting firm for the year ended December 31, 2005.

Hacker Johnson’s report on Independent Community Bank’s financial statements for the year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of Independent Community Bank’s financial statements for the year ended December 31, 2004 and through August 26, 2005, there were no disagreements between Independent Community Bank and Hacker Johnson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hacker Johnson, would have caused Hacker Johnson to make reference to the subject matter of the disagreement in connection with its report on Independent Community Bank’s financial statements for such fiscal year.

During the fiscal year ended December 31, 2004 and through August 26, 2005, there were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B.

During the fiscal year ended December 31, 2004 and through August 26, 2005, neither Independent Community Bank nor anyone acting on its behalf consulted Crowe Chizek regarding either: (i) the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on Independent Community Bank’s financial statements; or (ii) any matter that was the subject of a disagreement with Hacker Johnson or event identified in Item 304(a)(1)(iv) of Regulation S-B. Independent Community Bank provided Hacker Johnson with this document prior to filing it with the SEC.

INDEPENDENT COMMUNITY BANK’S MANAGEMENT’S DISCUSSION
AND ANALYSIS OR PLAN OF OPERATION

General

Independent Community Bank is a Florida chartered commercial bank, headquartered in Tequesta, Florida. Independent Community Bank commenced operations in October 1998 and offers real estate, lines of credit and term loans through its branch office in Tequesta, Florida. It currently has its main office and corporate headquarters at 250 Tequesta Drive, Suite 101, Tequesta, Florida 33649 and an administrative office located at 2189 Cleveland Street, Suite 210, Clearwater, Florida, 33765.

Independent Community Bank offers commercial loans, commercial real estate loans, residential real estate, home equity, auto and boat loans. Independent Community Bank’s market area is North Palm Beach County located in southeastern Florida.  Independent Community Bank also offers checking, savings and certificates of deposit to its customers.  Independent Community Bank is regulated by the FDIC and the Florida Department of Financial Services and its deposits are insured up to applicable limits by the FDIC.

Overview

As of September 30, 2006, Independent Community Bank had total assets of $122.7 million, deposits of $98.5 million, total gross loans of $107.2 million and shareholders’ equity of $13.9 million.  Average total assets increased during the nine months ended September 30, 2006 by $5.1 million from 2005.  Average total assets increased in 2005 by $34.3 million from 2004 due to management’s efforts to grow Independent Community Bank.  Capital growth corresponded with the overall growth of Independent Community Bank.  The average equity to average assets ratio was 10.16% during the nine months ended September 30, 2006.  The average equity to average assets ratio was 9.32% in 2005 and 8.54% in 2004.

Prior to entering into the acquisition agreement with Sun American Bancorp and Sun American, a primary strategy of Independent Community Bank was to increase the level of earning by improvement in the interest rate spread between earning assets and liabilities thus making an improvement in profitability. Independent Community Bank attempted to pursue an earnings improvement strategy by increasing the level of earnings on assets, earnings improvement primarily through increases in loan origination fees and adjustable rate loan origination within the communities it serves. Interest-earning assets, which consist of interest earning deposits, investment securities, gross loans, federal funds sold, and Federal Home Loan Bank stock, totaled $120.0 million at September 30, 2006, a $23.3 million, or 16%, decrease from December 31, 2005. Interest earning assets were $143.3 million and $102.0 million at December 31, 2005 and 2004, respectively.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable Independent Community Bank will be unable to collect the scheduled payments of principal and interest when due.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, Independent Community Bank does not separately identify individual consumer and residential loans for impairment disclosures. For analytical purposes, the allowance consists of two components, Non-Specific and Specific.

Non-Specific Allowance. The methodology used in establishing non-specific allowances is based on a broad risk analysis of the portfolio.  All significant portfolio segments, including concentrations, are analyzed. The amount of the non-specific allowance is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes an analysis of loss and recovery experience in the various portfolio segments over at least the last three years.  Results of the historical loss analysis are adjusted to reflect current and anticipated conditions.

Specific Allowance. All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific reserve is needed for that credit. The determination of a specific reserve for an impaired asset is evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events.

Average Balance Sheet

The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the nine months ended September 30,
	2006			2005
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$11,706	$373	4.26%	$12,703	$352	3.70%
Federal funds sold	7,182	262	4.88	9,255	195	2.82
Loans :
Commercial loans(2)	7,039	412	7.83	8,563	422	6.59
Commercial real estate loans(2)	87,546	5,322	8.13	73,984	3,766	6.81
Consumer loans(2)	3,114	188	8.07	1,736	91	7.01
Residential real estate loans(2)	8,875	535	8.06	11,052	512	6.19
Total loans(2)	106,574	6,457	8.10	95,335	4,791	6.72
Total interest earning assets	125,462	7,092	7.56	117,293	5,338	6.08
Noninterest-earning assets	3,182			4,851
Total assets	$128,644			$122,144
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$66,942	1,810	3.62	$62,356	1,132	2.43
Savings accounts	6,310	131	2.78	6,324	89	1.88
Certificates of deposit and IRAs	11,610	420	4.84	11,844	255	2.88
Total interest-bearing deposits	84,862	2,361	3.72	80,524	1,476	2.45
Federal funds purchased, securities sold under repurchase agreements and other	3,488	77	2.95	3,831	54	1.88
Federal Home Loan Bank advances	6,989	241	4.61	5,423	122	3.01
Total interest-bearing liabilities	95,339	2,679	3.76	89,778	1,652	2.46
Noninterest bearing liabilities	20,229			21,027
Stockholders’ equity	13,076			11,339
Total liabilities and stockholders’ equity	$128,644			$122,144
Net interest income and net yield on interest-earning assets		$4,413	4.70%		$3,686	4.20%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

	For the Years Ended December 31,
	2005			2004
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$12,324	$461	3.74%	$15,782	$554	3.51%
Federal funds sold	8,641	259	3.00	6,149	70	1.14
Loans :
Commercial loans(2)	8,077	551	6.82	8,072	467	5.79
Commercial real estate loans(2)	77,040	5,460	7.09	44,470	2,555	5.75
Consumer loans(2)	2,094	152	7.26	1,226	69	5.63
Residential real estate loans(2)	10,908	634	5.81	8,096	459	5.67
Total loans(2)	98,119	6,797	6.93	61,864	3,550	5.74
Total interest earning assets	119,084	7,517	6.31	83,795	4,174	4.98
Noninterest-earning assets	4,472			5,436
Total assets	$123,556			$89,231
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$64,247	1,669	2.60	$39,531	639	1.62
Savings accounts	6,396	124	1.94	5,069	69	1.36
Certificates of deposit and IRAs	10,942	334	3.05	10,940	282	2.58
Total interest-bearing deposits	81,585	2,127	2.61	55,540	990	1.78
Federal funds purchased, securities sold under repurchase agreements and other	3,631	71	1.96	4,656	57	1.22
Federal Home Loan Bank advances	5,817	185	3.18	3,293	86	2.61
Total interest-bearing liabilities	91,033	2,383	2.62	63,489	1,133	1.78
Noninterest bearing liabilities	21,009			18,119
Stockholders’ equity	11,514			7,623
Total liabilities and stockholders’ equity	$123,556			$89,231
Net interest income and net yield on interest-earning assets		$5,134	4.31%		$3,041	3.63%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

Rate/Volume Analysis. The impact of Independent Community Bank’s management’s strategies can be seen in the Analysis of Changes in Interest Income and Interest Expense table below. The table indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO 2005
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$812	$854	$1,666
Securities	(39)	60	21
Fed Funds Sold	(68)	135	67
Total interest income	705	1,049	1,754
Increase (decrease) in interest expense:
Deposits	111	774	885
Fed Funds Purchased and Repurchase Agreements	(7)	30	23
FHLB Advances	56	63	1
Total interest expense	160	867	1,027
Total change in net interest income	$545	$182	$727

YEAR ENDED DECEMBER 31, 2005 COMPARED TO 2004
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$2,399	$848	$3,247
Securities	(127)	40	(87)
Fed Funds Sold	41	142	183
Total interest income	2,313	1,030	3,343
Increase (decrease) in interest expense:
Deposits	572	565	1,137
Fed Funds Purchased and Repurchase Agreements	(15)	29	14
FHLB Advances	77	22	99
Total interest expense	634	616	1,250
Total change in net interest income	$1,679	$414	$2,093

Liquidity and Capital Resources

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits are the major source of Independent Community Bank’s funds for lending and other investment activities. Deposits are attracted principally from within Independent Community Bank’s primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposit, referred to as CD’s in this document. Maturity terms, service fees and withdrawal penalties are established by Independent Community Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Deposits and loan repayments are the major sources of funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Independent Community Bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. Independent Community Bank maintains a membership with the Federal Home Loan Bank, which acts as an alternate source for borrowing as needed.

Regulatory agencies require that Independent Community Bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding are generated by the operations of Independent Community Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and are continuously evaluated as part of the asset/liability management process. Historically, Independent Community Bank has increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers.

If additional liquidity is needed, Independent Community Bank has established a correspondent banking relationship with several banks. These relationships provide Independent Community Bank with the ability to borrow from an unsecured line of credit to supplement liquidity up to the amount of $9.8 million. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. Independent Community Bank maintains an unsecured line of credit of $3,800,000 with Alabama Bankers Bank of Birmingham, Alabama, an unsecured line of credit of $750,000 with Independent Bankers Bank of Lake Mary, Florida, an unsecured line of credit of $2,500,000 with Bankers Bank of Atlanta, Georgia, an unsecured line of credit of $1,000,000 with First American Bank of Birmingham, Alabama, and an unsecured line of credit of $1,750,000 with Suntrust Bank of Orlando, Florida

Equity and Capital Resources

Independent Community Bank is subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on the financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Independent Community Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require Independent Community Bank to maintain minimum amounts and ratios, set forth in the table below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets.

The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

		September 30, 2006
Regulator Definition for each Capital Tier Category		Independent Community Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.5%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	12.25%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	11.35%	4.0%	5.0%

		December 31, 2005
Regulator Definition for each Capital Tier Category		Independent Community Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	11.75%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	10.50%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	9.69%	4.0%	5.0%

Lending Activities

Total loans receivable were $105.7 million at September 30, 2006, a decrease of $1.9 million from 107.6 million at December 31, 2005. The decrease in net loans was the result of repayments of loans during the nine months ended September 30, 2006.

Total loans were $107.6 million at December 31, 2005, an increase of $28.0 million from $79.6 million at December 31, 2004.

Loan Portfolio Summary

Major categories of loans included in Independent Community Bank’s loan portfolio are as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004

Commercial Loans	$7,558	$6,873	$9,019
Commercial real estate loans	89,651	87,561	58,142
Residential real estate loans	8,113	11,379	12,252
Consumer Loans	1,927	3,314	981
Sub-total	$107,249	$109,127	$80,394
Deferred loan costs	(70)	(36)	7
Allowance for Loan Losses	(1,494)	(1,494)	(824)
Net Loans	$105,685	$107,597	$79,577

Loan Maturity Schedule

The following schedule sets forth the time to contractual maturity of Independent Community Bank’s loan portfolio at December 31, 2005. Loans that have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

December 31, 2005	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$6,873	$1,704	$3,715	$1,454
Commercial real estate	87,561	28,339	11,237	47,985
Residential real estate	11,379	—	461	10,918
Consumer	3,314	24	3,193	97
	$109,127	$30,067	$18,606	$60,454
Loans with:
Predetermined interest rates	$26,913	$1,833	$4,915	$20,165
Floating or adjustable rates	82,214	28,234	13,691	40,289
	$109,127	$30,067	$18,606	$60,454

Asset Quality

Management seeks to maintain the quality of Independent Community Bank’s assets through its underwriting and lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into four types of loans,, which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. Independent Community Bank routinely monitors these concentrations in order to make necessary adjustments in its lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, industry trends and other factors.

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of real property could have an adverse impact on profitability. As part of Independent Community Bank’s loan policy and loan management strategy, it typically limits its loan-to-value ratio to a maximum of 80% to 65% depending on the type of real property being secured. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials help mitigate real property loan risks.

The Loan and Discount Committee of the board of directors of Independent Community Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Regulatory Classification of Assets

Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It is Independent Community Bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest is past due 90 days or more and/or the loan is not properly and/or adequately collateralized, or if in the belief of management, principal and/or interest is not likely to be paid in accordance with the terms of the obligation and/or documentation. As of September 30, 2006 and December 31, 2005, there were no delinquent loans greater than 30 and less than 90 days past due or impaired loans. As of December 31, 2004, delinquent loans greater than 30 and less than 90 days totaled $127,300 and there were no impaired loans.

Foreclosed Assets

Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they are sold. When property is acquired, it is initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets are carried at the lower of the carrying amount or fair value, less estimated selling costs. Independent Community Bank had no other real estate owned or repossessions at September 30, 2006, December 31, 2005 and December 31, 2004.

Non-Performing Assets

Non-performing assets consist of loans that are past due 90 days or more that are still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. Independent Community Bank had no nonperforming assets at September 30, 2006, December 31, 2005, or December 31, 2004.

Allowance for Loan Loss Activity

Information regarding Independent Community Bank’s allowance for loan losses for the nine months ended September 30, 2006 and 2005, and for the years ended December 31, 2005 and 2004 is as follows (in thousands):

	September 30,		December 31,
	2006	2005	2005	2004
Balance, beginning	$1,494	$824	$824	$385

Amounts charged off:	—	—	—	—
Overdraft	—	—	—	—
Commercial loans	—	—	—	(69)
Consumer loans	—	—	—	—
Commercial and residential real estate	—	—	—	—
Recoveries of amounts charged off:	—	—	—	—
Overdraft	—	—	—	—
Commercial loans	—	25	25	—
Consumer loans	—	—	—	—
Commercial and residential real estate	—	—	—	—
Net (charge-offs) recoveries	—	25	25	(69)
Provision for loan losses	—	460	645	508
Balance, ending	$1,494	$1,309	$1,494	$824

Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.00%	(0.02)%	0.02%	(0.09)%

The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of September 30, 2006 and December 31, 2005 and 2004 is as follows:

	September 30,		December 31,
	2006		2005		2004
	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans
Commercial loans	$75	7%	$94	6%	$88	11%
Commercial real estate loans	1,357	84%	1,325	80%	678	72%
Residential real estate loans	51	8%	50	10%	53	15%
Consumer loans	11	1%	25	4%	5	2%
Total allowance for loan losses	$1,494	100%	$1,494	100%	$824	100%

Investment Activities

Independent Community Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank, certificates of deposit of federally insured institutions, and federal funds. Subject to various restrictions, Independent Community Bank may also invest a portion of its assets in corporate debt securities. Independent Community Bank is a member of the Federal Home Loan Bank and is required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments must be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” referred to as FAS 115 in this document, requires the investments to be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. FAS 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

A committee consisting of Independent Community Bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. Independent Community Bank’s investment policies generally limit investments to U.S. government and agency securities, municipal bonds, certificates of deposit, marketable corporate debt obligations, and mortgage-backed securities. Independent Community Bank’s investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on Independent Community Bank’s credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as Independent Community Bank. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of Independent Community Bank’s liabilities and obligations. These types of securities also permit Independent Community Bank to improve its regulatory capital because they have a low risk capital weighting.

Investment Portfolio

Major categories of investment securities and their accounting treatment included in Independent Community Bank’s investment portfolio at September 30, 2006 and December 31 are as follows (in thousands):

	September 30, 2006		December 31,
			2005		2004
	Available- For-Sale	Held-to- Maturity	Available- For-Sale	Held-to- Maturity	Available- For-Sale	Held-to- Maturity

U.S. Government agencies	$5,889	$2,000	$3,877	$2,000	$4,716	$2,000
Mortgage-backed	2,862	—	3,403	—	5,452	—
Corporate	1,226	—	1,138	—	1,245	—
Other securities	—	—	—	—	—	—
Total Investment Securities	$9,977	$2,000	$8,418	$2,000	$11,413	$2,000

The maturity distribution of the securities portfolio is reflected in the following table.

	Maturities of Investment Securities at September 30, 2006
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$—	$—	$2,000	$—	$2,000
Weighted Average Yield	—	—	4.00%	—	4.00%
Available-for-Sale
U.S. Government agencies	—	5,889	—	—	5,889
Weighted Average Yield	—	4.47%	—	—	4.47%
Mortgage-backed	—	2,862	—	—	2,862
Weighted Average Yield	—	4.01%	—	—	4.01%
Corporate	—	650	576	—	1,226
Weighted Average Yield	—	4.23%	4.50%	—	4.36%
Total	$—	$9,401	$2,576	$—	$11,977
Weighted Average Yield	—	4.31%	4.11%	—	4.27%

Valuation of Securities

Independent Community Bank records securities available-for-sale in its statement of financial condition at fair value. Independent Community Bank uses market price quotes for valuation. The fair value of these securities in Independent Community Bank’s statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. As a consequence, Independent Community Bank may not be able to realize the quoted market price upon sale. Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At September 30, 2006, the fair value and net unrealized loss associated with Independent Community Bank’s securities available-for-sale was $10.0 million and $241,000, respectively. At December 31, 2005, the fair value and net unrealized loss associated with Independent Community Bank’s securities available-for-sale was $8.4 million and $346,000, respectively.

Deposit Accounts

Deposits generally are attracted from within Independent Community Bank’s market area and substantially all of the depositors are residents of the State of Florida. Deposit services for personal and business customers include a variety of checking accounts, which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for Independent Community Bank, which has historically maintained satisfactory levels of this type of deposits, because of its policy of relationship banking. Management believes Independent Community Bank’s money market accounts are priced competitively in the North Palm Beach county area. Independent Community Bank can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts. Independent Community Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of the office location and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services.

In determining the terms of the deposit accounts, management considers current market interest rates, profitability to Independent Community Bank, matching deposit and loan products and customer preferences and concerns. Independent Community Bank currently offers certificates of deposit for terms not exceeding 60 months. As a result, management believes that it is better able to match the repricing of liabilities to the repricing of the loan portfolio. Management reviews Independent Community Bank’s deposit mix and pricing weekly.

Deposit Balances and Rates. The following tables set forth the average balances of the deposit portfolio of Independent Community Bank for the nine months ended September 30, 2006 and for the years ended December 31, 2005 and 2004. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	Nine Months Ended September 30, 2006
	Average Balance	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$19,850	0.00%	19%
Interest bearing accounts:
NOW accounts	8,825	0.85%	8%
Money market deposit	58,117	4.04%	56%
Savings accounts	6,310	2.80%	6%
Time deposits	11,610	4.84%	11%
Total deposits	$104,712

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$20,993		20%	$18,308		25%
Interest bearing accounts:
NOW accounts	9,679	0.51%	10%	6,151	0.39%	8%
Money market deposit	54,568	2.97%	53%	33,380	1.84%	45%
Savings accounts	6,396	1.94%	6%	5,069	1.36%	7%
Time deposits	10,942	3.05%	11%	10,940	2.58%	15%
Total deposits	$102,578			$73,848

Deposit Insurance

Independent Community Bank’s deposit accounts are insured by the FDIC up to a maximum of $100,000 per insured depositor and $250,000 for IRA insured depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operation of its insured banks. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose. For additional information on deposit insurance, see “Information about Sun American Bancorp and Sun American Bank – Supervision and Regulation – Deposit Activities and Other Sources of Funds – Deposit Insurance Assessments.”

Certificates of Deposit

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2006 is as follows (in thousands):

September 30, 2006
Three months or less	$3,028
Over three through six months	5,039
Over six through twelve months	903
Over twelve months	2,353
$11,323

Results of Operations

Results of Operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Independent Community Bank reported a net income of $1.6 million for the nine months ended September 30 2006, compared to net income of $1.0 million for the nine months ended September 30, 2005. The increase was primarily due to a higher yield generated by the Loan portfolio, as well as a decrease in loan loss provision expense. Additionally, fees generated from loans that paid-out prior to their contractual maturity helped generate income.

Net Interest Income. Net interest income before provision for loan losses for the nine months ended September 30, 2006 was $4.4 million, compared to $3.7 million for the nine months ended September 30, 2005, an increase of $727,000 or 20%. The increase was due to adjustments to our interest rate sensitive Loan portfolio as quarterly, semi-annual and annual rates adjusted to a higher rate of interest.

Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $ 88,000, or 16%, to $ 635,000 for the nine months ended September 30, 2006 from $ 547,000 for the nine months ended September 30, 2005, due primarily to increases in yields in 2006.

Interest on loans increased by $1,666,000, or 35%, for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. The increase in loan interest was due to increasing interest rates on variable rate loans that resulted in higher gross interest income despite lower loan balances. The average yield on loans was 8.10% for the nine months ended September 30, 2006, an increase of 138 basis points compared to the same period in 2005. The largest increase was in the category of commercial real estate which increased from 6.81% for the nine months ended September 30, 2005 to 8.13% for the nine months ended September 30, 2006, an increase of 132 basis points.

Total interest expense increased $1,027,000, or 62%, to $2.7 million for the nine months ended September 30, 2006, compared to $1.7 million for the nine months ended September 30, 2005. The increase in deposit interest expense was primarily attributed to market increases in interest rates payable on deposit products. The average yield on interest-bearing deposits was 3.72% for the nine months ended September 30, 2006, an increase of 127 basis points compared to the same period in 2005. As the prime interest rate increased by the Federal Reserve Bank over the past 12 months there was increased pressure to raise rates so as to retain deposits.

Non-Interest Income. Total non-interest income increased $14,000 or 11%, to $140,000 for the nine months ended September 30, 2006 from $126,000 for the nine months ended September 30, 2005. The increase in non-interest income was primarily related to overdraft income.

Non-Interest Expense. Total non-interest expense increased by $427,000, or 25%, to $2.1 million for the nine months ended September 30, 2006 from $1.7 million for the nine months ended September 30, 2005. The increase in non-interest expenses was primarily due to an increase in personnel expense. Independent Community Bank experienced rapid growth in 2005 and added staff in support of that growth in the past 12 months so that operational and regulatory compliance requirements placed on a larger bank could be met.

Occupancy and equipment expenses were $340,000 for the nine months ended September 30, 2006, compared to $282,000 for the nine months ended September 30, 2005. The increase reflects the cost of adding an operations center in Clearwater, Florida.

Other expenses were $506,000 for the nine months ended September 30, 2006, compared to $491,000 for the nine months ended September 30, 2005.

Provision for Loan Losses. Management determined a provision was not needed for the nine months ended September 30, 2006, due to a decrease in loans and an evaluation of the loan loss reserve.

Provision for Income Taxes. For the nine months ended September 30, 2006, the income tax provision increased to $875,000 from $657,000 for the nine months ended September 30, 2005, an increase of $218,000, or 33%. The effective tax rate for the 2006 period was 36% compared to 40% for the 2005 period. The higher effective tax rate for the 2005 period was due to a higher provision for loan losses. The loan loss provision is not totally deductible for income tax purposes.

Results of Operations for the year ended December 31, 2005 compared to the year ended December 31, 2004

In this section, unless the context provides otherwise, references to 2005 and 2004 are to the years ended December 31, 2005 and 2004, respectively.

The net income for 2005 was $1.4 million, compared to net income of $523,000 for 2004. Income for 2005 compared to 2004 was primarily impacted by a $2.1 million increase in net interest income, a increase in the provision for loan loss of $137,000, a decrease in non-interest income of $17,000 and a $482,000 increase in non-interest expenses. The increase in net income between years is almost entirely due to increased rate and volume in the bank loan portfolio. The loan portfolio grew $29 million between years which represented a 36% increase in loans outstanding. The average yield on loans was 6.93% for the year ended December 31, 2005, an increase of 119 basis points compared to the year ended December 31, 2004. The largest increase was in the category of commercial real estate which increased from 5.75% for the year ended December 31, 2004 to 7.09% for the year ended December 31, 2005, an increase of 134 basis points.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $5.1 million, compared to $3.0 million for 2004, an increase of $2.1 million, or 69%. The difference was due to the large increase in the loan portfolio.

Total interest income increased by $3.3 million, or 80%, to $7.5 million for 2005 from $4.2 million for 2004. The increase was mostly attributed to higher average loan balances outstanding of $98.1 million for 2005 from $61.9 million for 2004. The interest yield on the loan portfolio increased to 6.93% in 2005, compared to 5.74% in 2004. In addition, federal funds sold yielded 3.00% in 2005, compared to 1.24% in 2004. The yield on total interest-earning assets was 6.31% for 2005, a 133 basis point increase from 4.98% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $1.3 million from $1.1 million for 2004 to $2.4 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $81.6 million for 2005 from $55.5 million for 2004. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.61% for 2005 from 1.78% for 2004.

Non Interest Income. Total non interest income decreased $17,000, or 9%, to $179,000 for 2005 from $196,000 for 2004. The decrease in non interest income is primarily due to a decrease in overdraft income.

Non Interest Expense. Total non interest expense increased by $482,000, or 26%, to $2.4 million for 2005 from $1.9 million for 2004. The increase was mostly attributed to additional staff needed to support the larger sized bank.

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2005 was $645,000, compared to $508,000 for the year ended December 31, 2004.

Income Taxes. For the year ended December 31, 2005, income taxes increased to $909,000 from $331,000 for the year ended December 31, 2004, an increase of $578,000, or 175%. The effective tax rate for both the 2005 and 2004 periods was 39%.

INDEX TO BEACH BANK
FINANCIAL STATEMENTS

September 30, 2006 and 2005

and

December 31, 2005 and 2004

BEACH BANK

BALANCE SHEETS

September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
ASSETS	(Unaudited)
Cash and due from banks	$1,972,021	$1,975,777
Interest-bearing deposits with banks	121,198	161,277
Federal funds sold	24,384,000	—
TOTAL CASH AND CASH EQUIVALENTS	26,477,219	2,137,054
Securities available for sale	500,200	507,400
Securities held to maturity	24,509,332	33,153,043
Loans, net	73,021,699	81,397,239
Premises and equipment, net	1,232,827	1,511,106
Federal Home Loan Bank stock, at cost	240,500	242,000
Accrued interest receivable	640,707	662,595
Other assets	440,106	409,538
TOTAL ASSETS	$127,062,590	$120,019,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS:
Noninterest-bearing demand accounts	$18,218,721	$21,060,777
Savings, NOW and money-market accounts	20,492,295	26,599,490
Time deposits	77,389,730	53,224,967
TOTAL DEPOSITS	116,100,746	100,885,234
Federal funds purchased	—	2,600,000
Securities sold under agreements to repurchase	1,198,421	6,356,515
Federal Home Loan Bank advances	—	—
Accrued interest payable	145,213	72,151
Other liabilities	488,057	374,516
TOTAL LIABILITIES	117,932,437	110,288,416
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock $1 par value; 10,000,000 shares authorized, 6,039,422 shares issued and outstanding in 2006 and 2005, respectively	6,039,422	6,039,422
Additional paid-in capital	7,051,910	7,051,910
Accumulated deficit	(3,961,379)	(3,367,173)
Accumulated other comprehensive income	200	7,400
TOTAL STOCKHOLDERS’ EQUITY	9,130,153	9,731,559
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,062,590	$120,019,975

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF OPERATIONS

For the Three and Nine-Months Ended September 30, 2006 and 2005

(Unaudited)

	Three months ended September 30,		Nine-months ended September 30,
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$1,392,194	$1,466,895	$4,197,324	$4,146,571
Securities	243,267	321,143	792,479	839,133
Federal funds sold	177,742	129,460	420,722	211,172
Other	4,769	3,155	14,621	12,183
TOTAL INTEREST INCOME	1,817,972	1,920,653	5,425,146	5,209,059
INTEREST EXPENSE:
Deposits	771,747	500,388	2,070,598	1,359,003
Securities sold under agreements to repurchase	7,569	17,047	32,049	47,172
Federal funds purchased	—	—	3,297	51,510
TOTAL INTEREST EXPENSE	779,316	517,435	2,105,944	1,457,685
NET INTEREST INCOME	1,038,656	1,403,218	3,319,202	3,751,374
PROVISION FOR LOAN LOSSES	—	182,741	—	267,741
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,038,656	1,220,477	3,319,202	3,483,633
NON-INTEREST INCOME:
Deposit fees and service charges	78,689	169,646	298,548	470,879
Overdraft and uncollected fund fees	2,495	5,119	10,977	15,034
Other	1,172	3,880	5,976	20,240
TOTAL NON-INTEREST INCOME	82,356	178,645	315,501	506,153
NON-INTEREST EXPENSES:
Salaries and employee benefits	533,305	645,569	1,918,355	1,898,807
Occupancy	252,277	262,343	737,935	800,339
Professional services	38,756	788,208	492,353	831,583
Advertising	7,386	9,714	51,929	38,719
Data processing	63,945	54,331	191,170	213,070
Other	252,480	171,885	837,167	1,317,642
TOTAL NON-INTEREST EXPENSES	1,148,149	1,932,050	4,228,909	5,100,160
NET (LOSS) INCOME	$(27,137)	$(532,928)	$(594,206)	$(1,110,374)

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CASH FLOWS

For the Nine-Months Ended September 30, 2006 and 2005

	Nine-Months Ended September 30,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(594,206)	$(1,110,374)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	303,517	246,955
Provision for loan losses	—	267,741
Amortization of premiums on securities held to maturity	243,711	403,866
Decrease (increase) in accrued interest receivable	21,888	(79,056)
(Increase) decrease in other assets	(30,568)	(201,837)
Increase in accrued interest payable	73,062	5,777
Increase in other liabilities	113,541	334,845
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	130,945	(132,083)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities held to maturity	—	(8,000,000)
Proceeds from maturities of securities held to maturity	8,400,000	400,000
Net decrease in loans	8,375,540	13,809,658
Net purchases of premises and equipment	(25,238)	(338,692)
Decrease in Federal Home Loan Bank stock	1,500	304,200
NET CASH PROVIDED BY INVESTING ACTIVITIES	16,751,802	6,175,166
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	15,215,512	12,492,545
Decrease in other borrowings	(7,758,094)	(9,877,152)
Decrease in Federal Home Loan Bank advance	—	(7,500,000)
Proceeds from the issuance of common stock, net of issuance costs	—	1,900,496
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,457,418	(2,984,111)
Increase in cash and cash equivalents	24,340,165	3,058,972
Cash and cash equivalents, beginning of period	2,137,054	1,453,893
Cash and cash equivalents, end of period	$26,477,219	$4,512,865
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$2,032,882	$1,451,908
Noncash transactions –
Accumulated other comprehensive income: net change in unrealized gain on securities available for sale	$(7,200)	$(15,600)

The accompanying notes are an integral part of these financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS

September 30, 2006 and December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Beach Bank (the “Bank”) is a state-chartered commercial bank which provides a variety of financial products and services through its banking office in Miami Beach, Florida. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”).

On October 5, 2004, the Bank consented to enter into an Order to Cease and Desist (the “Order”) as proposed by the FDIC. The FDIC found during their examination of the Bank that the Bank had deficiencies in violation of statutory requirements in the areas of policies, procedures, Enhanced Due Diligence, Customer Identification Programs, Know Your Customer documentation, Currency Transaction Reporting, Suspicious Activity Reporting, and account monitoring. Such continuing violations may subject the Bank to further sanctions, including significant fines that could result in substantial dissipation of assets and earnings.

The Order required the Bank, among other things, to formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, to have and retain qualified management, to maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, to charge off certain classified assets, to maintain an adequate allowance for loan losses, to reduce classified assets and to adopt sound lending and collection policies. According to the Bank’s management, the requirements of the Order are the result of findings from a May 10, 2004 examination by the FDIC. Bank management feels that at December 31, 2005, the Bank has made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have significant implications on the ongoing operations of the Bank.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant accounting and reporting policies of the Bank.

Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“FAS”) No. 155, “Accounting for Hybrid Financial Instruments- an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). This Statement allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. It also clarifies which interest-only strips and principal-only strips are not subject to the requirements of FAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives; and, amends FAS 140 to eliminate prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement shall be effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets”, (“FAS 156”) which amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. This Statement addresses the recognition and measurement of separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge-like accounting. It also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or servicing liability and requires that those separately recognized assets or liabilities be initially measured at fair value, if practicable. FAS 156 permits an entity to choose either the amortization method or the fair value method for subsequent measurement and also

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permits a servicer that uses derivative financial instruments to offset risks on servicing to report both the derivative financial instrument and related servicing assets or liability by using a consistent measurement attribute- fair value. This statement shall be effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006, with early adoption permitted. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements”, (“FAS 157”). FAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. Early adoption is permitted. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In September 2006, the FASB issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (as amendment of FASB Statements No. 87, 88, 106 and 132R”, (“FAS 158”) requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of he end of the employer’s fiscal year, and; (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur as a component of comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for financial statements as of the fiscal year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for financial statements issued for fiscal years ending after December 15, 2008. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”). The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This statement is effective for fiscal years beginning after December 15, 2006. Management believes this Statement will not have a material effect on the Bank’s financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 2 – SECURITIES

Debt and equity securities have been classified according to management’s intention. The carrying amount of securities and their approximate fair values were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Values

Securities Available for Sale
At September 30, 2006:
Other Securities	$500,000	$200	$—	$500,200

Securities Available for Sale
At December 31, 2005:
Other Securities	$500,000	7,400	$—	$507,400

Securities Held to Maturity
At September 30, 2006:
U.S. Government agencies	$21,986,716	$—	$(701,449)	$21,285,267
Mortgage-backed securities	1,722,616	—	(59,486)	1,663,130
Other securities	800,000	—	(28,023)	771,977

Total	$24,509,332	$—	$(788,958)	$23,720,374

Securities Held to Maturity:
At December 31, 2005:
U.S. Government agencies	$29,964,443	$—	$(743,393)	$29,221,050
Mortgage-backed securities	1,988,600	56	(58,468)	1,930,188
Other securities	1,200,000	—	(136,040)	1,063,960

Total	$33,153,043	$56	$(937,901)	$32,215,198

Expected maturities of some securities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call prepayment penalties. The scheduled maturities of securities at September 30, 2006 are shown below:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Values	Amortized Cost	Fair Values

Due in one year or less	$—	$—	$1,000,000	$980,727
Due after one year through five years	—	—	20,805,442	20,127,394
Due after five years through ten years	—	—	2,023,211	1,949,688
Due after ten years	500,000	500,200	680,679	662,565

Total	$500,000	$500,200	$24,509,332	$23,720,374

Securities with an amortized cost of $5,994,109 and $9,954,101 and fair value of $5,850,210 and $9,687,784 at September 30, 2006 and December 31, 2005, respectively, were pledged as collateral to secure securities sold under agreements to repurchase.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 2 – SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at September 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less than Twelve Months		Twelve Months Or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$—	$—	$21,285,267	$(701,449)	$21,285,267	$(701,449)
Mortgage-backed Securities	—	—	1,742,772	(69,530)	1,742,772	(69,530)
Other securities	692,335	(17,979)	—	—	692,335	(17,979)
Total	$692,335	$(17,979)	$23,028,039	$(770,979)	$23,720,374	$(788,958)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2006, several U.S. government agency securities and several mortgage-backed securities had unrealized losses over twelve months of approximately $23,028,000. Such securities represent approximately 92% of the total investments in marketable equity securities. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.

NOTE 3 – LOANS, NET

The components of the loan portfolio are as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Commercial real estate	$33,846,939	$35,060,468
Commercial	12,631,133	14,833,707
Residential real estate	23,629,810	30,107,631
Construction	2,786,815	1,191,940
Consumer	1,270,306	1,331,385
Other	42,624	146,636
Total loans	$74,207,627	$82,671,767
Less:
Allowance for loan losses	(1,047,748)	(1,103,723)
Net deferred loan fees	(138,180)	(170,805)
Loans, net	$73,021,699	$81,397,239

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 3 – LOANS, NET (Continued)

Activity in the allowance for loan losses is summarized as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Balance, beginning of year	$1,103,723	$846,744
Provision for loan losses	—	325,241
Charge-offs, net of recoveries	(55,975)	(68,262)
Balance, end of year	$1,047,748	$1,103,723

Non-accrual and past due loans still accruing were as follow:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Non-accruals loans	$489,000	$650,992
Past due ninety days or more but still accruing	—	—
Balance, end of year	$489,000	$650,992

Loans on which the accrual of interest had been discontinued amounted to approximately $489,000 and $651,000 at September 30, 2006 and December 31, 2005, respectively. Interest income attributable to non-accrual loans amounted to $0 and $171,972 at September 30, 2006 and December 31, 2005, respectively. Additional interest income on these loans for the nine months ended September 30, 2006 and for the year ended December 31, 2005 respectively, would have been approximately $39,000 and 30,000 had these loans performed in accordance with their original terms.

The recorded investment in loans that are considered to be impaired totaled approximately $3,949,000 and $1,964,000, at September 30, 2006 and December 31, 2005, respectively, of which approximately $489,000 and $651,000, respectively, were on non-accrual basis. Included in impaired loans are approximately $3,949,000 and $1,964,000 at September 30, 2006 and December 31, 2005, respectively, for which the related allowance for loan losses is approximately $296,000 and $311,000 at September 30, 2006 and December 31, 2005, respectively. The average recorded investment in impaired loans during the year ended

September 30, 2006 and December 31, 2005 was approximately $179,000 and $2,445,000, respectively.

NOTE 4 – STOCK OPTION PLAN

The Bank adopted a stock option plan (the “Plan”) for its directors, officers and employees. Under this plan, the total number of shares which may be issued is 1,027,166. The option exercise price shall not be less than the fair market value at the date of grant. The term of the options cannot exceed ten years and the options vest ratably over a three-year period. The options have terms of 10 years. At September 30, 2006 and December 31, 2005, 342,166 shares remained available for grant. A summary of stock options is as follows:

	Options Outstanding	Weighted Average Option Price Per Share
Balance at December 31, 2004	685,000	$2.06
Granted	—	—
Balance at December 31, 2005	685,000	2.06
Granted	—	—
Balance at September 30, 2006	685,000	$2.06

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 4 – STOCK OPTION PLAN (Continued)

The weighted-average remaining contractual life of the options outstanding at September 30, 2006 and December 31, 2005 was 4.72 and 5.22 years, respectively.

The options are exercisable as follows:

Year Ending December 31,	Number of Shares	Weighted Average Option Price Per Share
Currently and through:
December 31, 2005	602,500	$2.00
December 31, 2007	82,500	2.48
	685,000	$2.06

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of /the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 5 – COMMITMENTS AND CONTINGENCIES (Continued)

The following off-balance-sheet instruments were outstanding whose contract amounts represent credit risk at September 30, 2006 and December 31, 2005:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Commitments to extend credit	$—	$580,000
Unfunded commitments under lines of credit	$9,745,900	$13,985,000
Standby letters of credit	$1,281,790	$1,054,000

NOTE 6 – REGULATORY MATTERS

The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Bank is subject to various regulatory capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaking, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from Regulatory Authorities categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action provisions of the Federal Deposit Insurance Corporation Rules and Regulations. To be categorized as well capitalized, the Bank must maintain minimum total risk-based Tier 1 risk-based and Tier 1 leverage rations as set forth in the table. There were no conditions or events since the notification that management believes have changed the Bank’s category.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 6 – REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

	Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Minimum Established by the FDIC in Accordance with Order
	Amount	%	Amount	%	Amount	%	Amount	%
As of September 30, 2006:
Total Capital to Risk-Weighted Assets	$10,078	13.16%	$6,051	8.00%	$7,564	10.00%	$9,076	12.00%
Tier 1 Capital to Risk-Weighted Assets	9,130	11.91	3,029	4.00	4,544	6.00	7,574	10.00
Tier 1 Capital to Average Assets	9,130	7.83	3,331	4.00	5,552	5.00	7,773	7.00
As of December 31, 2005:
Total Capital to Risk-Weighted Assets	$10,740	13.35%	$6,435	8.00%	$8,044	10.00%	$9,652	12.00%
Tier 1 Capital to Risk-Weighted Assets	9,724	12.09	3,217	4.00	4,826	6.00	8,044	10.00
Tier 1 Capital to Average Assets	9,724	8.25	3,538	3.00	5,896	5.00	8,255	7.00

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

Beach Bank

We have audited the accompanying balance sheets of Beach Bank (the “Bank”) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beach Bank as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 1 to the financial statements, due to the results of a regulatory examination as of October 5, 2004, the Bank consented to enter into an Order to Cease and Desist as proposed by the Federal Deposit Insurance Corporation. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Morrison, Brown, Argiz & Farra, LLP

Miami, Florida

February 3, 2006

BEACH BANK

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$1,975,777	$1,269,543
Interest-bearing deposits with banks	161,277	184,350
TOTAL CASH AND CASH EQUIVALENTS	2,137,054	1,453,893
Securities available for sale	507,400	529,600
Securities held to maturity	33,153,043	26,035,667
Loans, net	81,397,239	89,269,526
Premises and equipment, net	1,511,106	1,281,969
Federal Home Loan Bank stock, at cost	242,000	546,200
Accrued interest receivable	662,595	537,071
Other assets	409,538	1,035,830
TOTAL ASSETS	$120,019,975	$120,689,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS:
Noninterest-bearing demand accounts	$21,060,777	$21,331,190
Savings, NOW and money-market accounts	26,599,490	27,260,495
Time deposits	53,224,967	40,611,204
TOTAL DEPOSITS	100,885,234	89,202,889
Federal funds purchased	2,600,000	5,900,000
Securities sold under agreements to repurchase	6,356,515	7,651,105
Federal Home Loan Bank advances	—	7,500,000
Accrued interest payable	72,151	46,590
Other liabilities	374,516	389,258
TOTAL LIABILITIES	110,288,416	110,689,842
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS’ EQUITY:
Common stock$1 par value; 10,000,000 shares authorized, 6,039,422 and 5,395,834 shares issued and outstanding in 2005 and 2004, respectively	6,039,422	5,395,834
Additional paid-in capital	7,051,910	5,795,002
Accumulated deficit	(3,367,173)	(1,220,522)
Accumulated other comprehensive income	7,400	29,600
TOTAL STOCKHOLDERS’ EQUITY	9,731,559	9,999,914
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,019,975	$120,689,756

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

	2005	2004
INTEREST INCOME:
Loans	$5,535,651	$4,397,651
Securities	1,159,543	1,162,721
Federal funds sold	218,240	41,760
Other	15,108	10,454
TOTAL INTEREST INCOME	6,928,542	5,612,586
INTEREST EXPENSE:
Deposits	1,850,775	1,361,105
Securities sold under agreements to repurchase	66,570	154,763
Federal funds purchased	63,949	116,402
TOTAL INTEREST EXPENSE	1,981,294	1,632,270
NET INTEREST INCOME	4,947,248	3,980,316
PROVISION FOR LOAN LOSSES	325,241	379,240
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,622,007	3,601,076
NON-INTEREST INCOME:
Deposit fees and service charges	554,312	995,749
Overdraft and uncollected fund fees	11,593	632,521
Other	64,865	374,238
TOTAL NON-INTEREST INCOME	630,770	2,002,508
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,558,498	2,351,536
Occupancy	946,606	783,764
Professional services	328,792	82,987
Advertising	64,244	252,420
Data processing	276,329	350,478
Loss on sale of fixed assets	10,790	—
Other	779,905	1,218,614
TOTAL NON-INTEREST EXPENSES	4,965,164	5,039,799
INCOME BEFORE EXPENSES RESULTING FROM ORDER AND NONRECURRING EXPENSES	287,613	563,785
EXPENSES RESULTING FROM ORDER	1,964,064	133,864
NONRECURRING EXPENSES	470,200	60,015
NET (LOSS) INCOME	$(2,146,651)	$369,906

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2005 and 2004

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income	Total
Balances at January 1, 2004	$5,135,834	$5,435,002	$(1,590,428)	$—	$8,980,408
COMPREHENSIVE INCOME:
Net income	—	—	369,906	—	369,906
Change in net unrealized gain on securities available for sale	—	—	—	29,600	29,600
TOTAL COMPREHENSIVE INCOME					399,506
Proceeds from exercise of 60,000 shares of stock options	60,000	60,000	—	—	120,000
Proceeds from issuance of 200,000 common shares	200,000	300,000	—	—	500,000
Balances at December 31, 2004	5,395,834	5,795,002	(1,220,522)	29,600	9,999,914
COMPREHENSIVE LOSS:
Net loss	—	—	(2,146,651)	—	(2,146,651)
Change in net unrealized gain on securities available for sale	—	—	—	(22,200)	(22,200)
TOTAL COMPREHENSIVE LOSS					(2,168,851)
Proceeds from issuance of 643,588 common shares, net of issuance cost $30,269	643,588	1,256,908	—	—	1,900,496
Balances at December 31, 2005	$6,039,422	$7,051,910	$(3,367,173)	$7,400	$9,731,559

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,146,651)	$309,609
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	314,183	279,809
Provision for loan losses	325,241	379,240
Amortization of premiums on securities held to maturity	15,333	57,474
Loss on sale of fixed assets	10,790	—
Increase in accrued interest receivable	(125,524)	(80,432)
Decrease (increase) in other assets	626,292	(227,103)
Increase in accrued interest payable	25,561	5,995
(Decrease) increase in other liabilities	(14,742)	122,414
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(969,517)	907,303
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in interest-bearing deposits with banks	—	100,000
Purchase of securities held to maturity	(8,000,000)	(9,000,000)
Proceeds from calls of securities held to maturity	—	11,000,000
Proceeds from paydowns of securities held to maturity	867,291	1,948,302
Net decrease (increase) in loans	7,547,046	(28,280,114)
Net purchases of premises and equipment	(554,110)	(777,321)
Decrease (increase) in Federal Home Loan Bank stock	304,200	(435,800)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	164,427	(25,444,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	11,682,345	5,242,970
(Decrease) increase in other borrowings	(4,594,590)	2,588,291
(Decrease) increase in Federal Home Loan Bank advance	(7,500,000)	7,500,000
Proceeds from the issuance of common stock	1,900,496	500,000
Proceeds from exercise of stock options	—	120,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,488,251	15,951,261
Increase (decrease) in cash and cash equivalents	683,161	(8,586,369)
Cash and cash equivalents, beginning of year	1,453,893	10,040,262
Cash and cash equivalents, end of year	$2,137,054	$1,453,893
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,955,733	$1,626,275
Noncash transactions –
Accumulated other comprehensive income: net change in unrealized gain on securities available for sale	$(22,200)	$29,600

The accompanying notes are an integral part of these financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Beach Bank (the “Bank”) is a state-chartered commercial bank which provides a variety of financial products and services through its banking office in Miami Beach, Florida. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation  (“FDIC”).

On October 5, 2004, the Bank consented to enter into an Order to Cease and Desist (the “Order”) as proposed by the FDIC. The FDIC found during their examination of the Bank that the Bank had deficiencies in violation of statutory requirements in the areas of policies, procedures, Enhanced Due Diligence, Customer Identification Programs, Know Your Customer documentation, Currency Transaction Reporting, Suspicious Activity Reporting, and account monitoring. Such continuing violations may subject the Bank to further sanctions, including significant fines that could result in substantial dissipation of assets and earnings.

The Order required the Bank, among other things, to formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, to have and retain qualified management, to maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, to charge off certain classified assets, to maintain an adequate allowance for loan losses, to reduce classified assets and to adopt sound lending and collection policies. According to the Bank’s management, the requirements of the Order are the result of findings from a May 10, 2004 examination by the FDIC. Bank management feels that at December 31, 2005, the Bank has made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have significant implications on the ongoing operations of the Bank.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant accounting and reporting policies of the Bank.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits with banks, all of which mature within ninety days.

The Bank is required to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. These reserve requirements at December 31, 2005 and 2004 were approximately $560,000 and $549,000, respectively.

Securities

The Bank classifies its securities as either held to maturity or available for sale. Held to maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, on available for sale securities, are excluded from earnings and reported in other comprehensive income on the balance sheet. Gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A decline in the market value of any available for sale or held to maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Bank considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

Premises and Equipment

Leasehold improvements and furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line method and accelerated methods over the estimated lives of the related assets or the lease term, which ranges from 5 to 20 years. Leasehold improvements are amortized over the remaining term of the applicable leases or their useful lives, which ever is shorter.

Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

Income Taxes

The stockholders of the Bank have elected for the Bank to be treated as an S-Corporation. For Federal and state income tax purposes all items of income and expense flow through to its stockholders, therefore, no provision for income taxes has been reflected in the financial statements.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized; both recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on non-accrual status or are charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, standby letters of credit and unfunded lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Transfer of Financial Assets

Transfer of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement 144, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Rate Risk

The Bank’s performance is dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets and its interest expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches between the dollar amount of repricing or maturing assets and liabilities (the interest rate sensitivity gap), and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive, or a negative gap. An asset-sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Bank has attempted to structure its asset and liability management strategies to mitigate the impact of net interest income resulting from changes in market interest rates.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively, “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair valued based method of accounting had been applied.

The following table illustrates the effect on net (loss) income if the Bank had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2005	2004
Net (loss) income, as reported	$(2,146,651)	$369,906
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(23,006)	(11,902)
Pro forma net (loss) income	$(2,169,657)	$358,004

During 2005, there were no stock options granted. The per share weighted average fair value of stock options granted during 2004 was $1.12 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

Expected dividend yield	0.00%
Expected volatility	0.00%
Risk free interest rate	3.71%
Expected life	10 years

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income.

Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates, using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents

For these short-term instruments, the carrying amounts is a reasonable estimate of fair value.

Securities

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value. (See Note 2)

Loans

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest Receivable and Payable

The carrying amounts of accrued interest receivable and payable represent their values given their short term maturities.

Deposits

The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Other Borrowings

The carrying amounts of other borrowings approximate their fair values. Fair values of advances from Federal Home Loan Bank are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowings.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance-Sheet Instruments

Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair values for off-balance-sheet stand by letters of credit are considered nominal.

Guarantor’s Accounting and Disclosure Requirement for Guarantees

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an Interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34.

The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under guarantees issued, which includes standby letters of credit performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The interpretation also clarifies that a guarantor is required to recognize at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. As of December 31, 2005 and 2004, the premium or fees received or receivable from the standby letters of credit issued by the Bank does not have a material effect on the Bank’s financial statements.

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. The Bank applies FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applicable no later than the beginning of the first annual reporting period beginning after December 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an affect on the Bank financial statements.

Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. SOP 03-3 prohibits “carrying over” or creating valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. SOP 03-3 did not have an effect on the Bank’s financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The FASB has issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment. The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R represents the culmination of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. For nonpublic entities, SFAS No. 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005.

Management is in the process of determining the effect of adopting SFAS No 123R on the Bank’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Bank for all accounting changes and any error corrections occurring after January 1, 2006.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 – SECURITIES

Debt and equity securities have been classified according to management’s intention. The carrying amount of securities and their approximate fair values were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Values
Securities Available for Sale
At December 31, 2005:
Other Securities	$500,000	$7,400	$—	$507,400
Securities Available for Sale
At December 31, 2004:
Other Securities	$500,000	$29,600	$—	$529,600
Securities Held to Maturity
At December 31, 2005:
U.S. Government agencies	$29,964,443	—	(743,393)	29,221,050
Mortgage-backed securities	1,988,600	56	(58,468)	1,930,188
Other securities	1,200,000	—	(136,040)	1,063,960
Total	$33,153,043	$56	$(937,901)	$32,215,198
Securities Held to Maturity:
At December 31, 2004:
U.S. Government agencies	$21,974,685	$13,042	$(341,627)	$21,646,100
Mortgage-backed securities	2,460,982	1,981	(18,046)	2,444,917
Other securities	1,600,000	4,200	(18,640)	1,585,560
Total	$26,035,667	$19,223	$(378,313)	$25,676,577

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

Expected maturities of some securities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call prepayment penalties. The scheduled maturities of securities at December 31, 2005 are shown below:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Values	Amortized Cost	Fair Values
Due in one year or less	$—	$—	$8,385,630	$8,359,280
Due after one year through five years	—	—	17,966,899	17,207,805
Due after five years through ten years	—	—	6,024,121	5,871,854
Due after ten years	500,000	507,400	776,393	776,259
Total	$500,000	$507,400	$33,153,043	$32,215,198

Securities with an amortized cost of $9,954,101 and $9,000,000 and fair value of $9,687,784 and $8,926,500 at December 31, 2005 and 2004, respectively, were pledged as collateral to secure securities sold under agreements to repurchase.

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$11,885,700	$(86,113)	$17,335,350	$(657,280)	$29,221,050	$(743,393)
Mortgage-backed Securities	756,259	(20,134)	1,139,375	(38,333)	1,895,634	(58,467)
Other securities	387,480	(12,520)	676,480	(123,521)	1,063,960	(136,041)
Total	$13,029,439	$(118,767)	$19,151,205	$(819,134)	$32,180,644	$(937,901)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, several U.S. government agency securities and one mortgage-backed security had unrealized losses over twelve months of approximately $819,000. Such securities represent approximately 57% of the total investments in marketable equity securities. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 3 – LOANS, NET

The components of the loan portfolio are as follows at December 31:

	2005	2004
Commercial real estate	$35,060,468	$33,507,995
Commercial	14,833,707	20,743,463
Residential real estate	30,107,631	31,437,910
Construction	1,191,940	2,640,954
Consumer	1,331,385	1,998,035
Other	146,636	50,954
Total loans	82,671,767	90,379,311
Less:
Allowance for loan losses	(1,103,723)	(846,744)
Net deferred loan fees	(170,805)	(263,041)
Loans, net	$81,397,239	$89,269,526

Activity in the allowance for loan losses is summarized as follows:

	2005	2004
Balance, beginning of year	$846,744	$486,696
Provision for loan losses	325,241	379,240
Charge-offs	(68,262)	(19,192)
Balance, end of year	$1,103,723	$846,744

Non-accrual and past due loans still accruing at December 31 were as follow:

	2005	2004
Non-accruals loans	$650,992	$734,470
Past due ninety days or more but still accruing	—	824,505
Balance, end of year	$650,992	$1,558,975

Loans on which the accrual of interest had been discontinued amounted to approximately $651,000 and 734,000 at December 31, 2005 and 2004, respectively. Interest income attributable to non-accrual loans amounted to $171,972 and $0 at December 31, 2005 and 2004, respectively. Additional interest income on these loans for 2005 and 2004 respectively, would have been approximately $30,000 and 85,000 had these loans performed in accordance with their original terms.

The recorded investment in loans that are considered to be impaired totaled approximately $1,964,000 and 813,000, at December 31, 2005 and 2004, respectively, of which approximately $651,000 and 734,000, respectively, were on non-accrual basis. Included in impaired loans are approximately $1,964,000 and 813,000 at December 31, 2005 and 2004, respectively, for which the related allowance for loan losses is approximately $311,000 and $406,000 at December 31, 2005 and 2004, respectively. The average recorded investment in impaired loans during the year ended December 31, 2005 and 2004 was approximately $2,445,000 and $320,000, respectively.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 4 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized at December 31 as follows:

	2005	2004
Leasehold improvements	$1,220,344	$858,519
Furniture and equipment	1,388,558	1,180,720
	2,608,902	2,039,239
Less: accumulated depreciation and amortization	1,097,796	757,270
	$1,511,106	$1,281,969

Depreciation and amortization of premises and equipment, net amounted to $314,183 and $279,809 for the years ended December 31, 2005 and 2004, respectively.

NOTE 5 – DEPOSITS

Time deposits, issued in denominations of $100,000 or more, amounted to $39,856,926 and $30,387,477 at December 31, 2005 and 2004, respectively.

Time deposits at December 31, 2005 mature as follows:

Three months or less	$30,686,965
Between three months and one year	20,424,115
Between one and three years	1,831,983
Beyond three years	281,904
$53,224,967

NOTE 6 – FEDERAL FUNDS PURCHASED AND FEDERAL HOME LOAN BANK ADVANCES

The following table sets forth certain information pertaining to federal funds purchased and Federal Home Loan Bank advances at December 31:

	2005	2004
Federal Funds Purchased:
Balances outstanding, at end of year	$2,600,000	$5,900,000
Maximum amount outstanding at any month-end during the year	$2,600,000	$5,900,000
Average balance outstanding during the year	$2,157,033	$1,295,615
Weighted average interest rate for the year	2.96%	2.16%

	2005	2004
Federal Home Loan Bank Advances:
Balances outstanding, at end of year	$—	$7,500,000
Maximum amount outstanding at any month-end during the year	$7,500,000	$7,500,000
Average balance outstanding during the year	$1,138,356	$5,061,475
Weighted average interest rate for the year	2.80%	1.71%

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 7 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following table sets forth certain information pertaining to securities sold under agreements to repurchase at December 31:

	2005	2004
Balances outstanding, at end of year	$6,356,515	$7,651,105
Carrying value of securities pledged for repurchase agreements (fair value, approximately $9,688,000 and 8,927,000 for 2005 and 2004, respectively)	$9,954,101	$9,000,000
Maximum amount outstanding at any month-end during the year	$6,356,515	$16,813,291
Average balance outstanding during the year	$4,344,930	$10,962,089
Weighted average interest rate for the year	1.53%	1.41%

NOTE 8 – EXPENSES RESULTING FROM ORDER AND NONRECURRING EXPENSES

Expenses resulting from order are summarized as follows for the years ended December 31:

	2005	2004
Salaries and employee benefits	$8,905	$—
Professional services	1,630,073	37,140
Other	325,086	96,724
	$1,964,064	$133,864

Nonrecurring expenses for the years ended December 31, 2005 and 2004 consisted of the following:

	2005	2004
Salaries and employee benefits	$10,000	$—
Professional services	140,671	19,527
Other	319,529	40,488
	$470,200	$60,015

NOTE 9 – STOCK OPTION PLAN

The Bank adopted a stock option plan (the “Plan”) for its directors, officers and employees. Under this plan, the total number of shares which may be issued is 1,027,166. The option exercise price shall not be less than the fair market value at the date of grant. The term of the options cannot exceed ten years and the options vest ratably over a three-year period. The options have terms of 10 years. At December 31, 2005 and 2004, 342,166 shares remained available for grant. A summary of stock options is as follows:

	Options Outstanding	Weighted Average Option Price Per Share
Balance at December 31, 2003	755,525	$2.00
Granted	152,846	2.26
Forfeited	(163,371)	2.00
Exercised	(60,000)	2.00
Balance at December 31, 2004	685,000	$2.06
Granted	—	—
Balance at December 31, 2005	685,000	$2.06

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 9 – STOCK OPTION PLAN (Continued)

The weighted-average remaining contractual life of the options outstanding at December 31, 2005 and 2004 was 5.22 and 6.22 years, respectively.

The options are exercisable as follows:

	Number of Shares	Weighted Average Option Price Per Share
Year Ending December 31,
Currently and through:
December 31, 2005	602,500	$2.00
December 31, 2007	82,500	2.48
	685,000	$2.06

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of /the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

The following off-balance-sheet instruments were outstanding whose contract amounts represent credit risk at December 31:

	2005	2004
Commitments to extend credit	$580,000	$11,750,000
Unfunded commitments under lines of credit	$13,985,000	$2,730,000
Standby letters of credit	$1,054,000	$1,363,000

Operating Leases

The Bank leases its facilities under noncancelable leases expiring through 2010. The leases are subject to annual rent increases. Rent expense for the years ended December 31, 2005 and 2004 was $505,800 and $354,146, respectively. The future minimum payments on these leases at December 31, 2005 are as follows:

Year Ending December 31,

2006	$341,886
2007	350,122
2008	227,768
2009	166,192
2010	13,883
Total	$1,099,851

An irrevocable standby letter of credit has been issued by Independent Bankers Bank to the Bank in order to secure the lease of the branch premises. As of December 31, 2005 and 2004, the balance of the irrevocable standby letter of credit was $125,000 and $150,000, respectively.

NOTE 11 – FINANCIAL INSTRUMENTS

At December 31, 2005 and 2004, the estimated fair values of the Bank’s financial instruments are approximately as follows:

	Carrying Amount	Fair Value
December 31, 2005:
Financial assets:
Cash and equivalents	$2,137,000	$2,137,000
Securities available for sale	508,000	508,000
Securities held to maturity	33,153,000	32,215,000
Loan, net	81,397,000	80,512,000
Federal Home Loan Bank stock	242,000	242,000
Accrued interest receivable	663,000	663,000

Financial liabilities:
Deposits	100,885,000	99,684,000
Federal funds purchased	2,600,000	2,600,000
Securities sold under agreements to repurchase	6,357,000	6,357,000
Accrued interest payable	72,000	72,000

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 11 – FINANCIAL INSTRUMENTS (Continued)

	Carrying Amount	Fair Value
December 31, 2004:
Financial assets:
Cash and equivalents	$1,454,000	$1,454,000
Securities available for sale	530,000	530,000
Securities held to maturity	26,036,000	25,677,000
Loan, net	89,270,000	88,818,000
Federal Home Loan Bank stock	546,000	546,000
Accrued interest receivable	537,000	537,000

Financial liabilities:
Deposits	89,203,000	89,504,000
Federal funds purchased	5,900,000	5,900,000
Securities sold under agreements to repurchase	7,651,000	7,651,000
Federal Home Loan Bank advance	7,500,000	7,500,000
Accrued interest payable	47,000	47,000
Accrued interest receivable	457,000	457,000

NOTE 12 – REGULATORY MATTERS

The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Bank is subject to various regulatory capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaking, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from Regulatory Authorities categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action provisions of the Federal Deposit Insurance Corporation Rules and Regulations. To be categorized as well capitalized, the Bank must maintain minimum total risk-based Tier 1 risk-based and Tier 1 leverage rations as set forth in the table. There were no conditions or events since the notification that management believes have changed the Bank’s category.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

	Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Minimum Established by the FDIC in Accordance with Order
	Amount	%	Amount	%	Amount	%	Amount	%

As of December 31, 2005:
Total Capital to Risk- Weighted Assets	$10,740	13.35%	$6,435	8.00%	$8,044	10.00%	$9,652	12.00%
Tier 1 Capital to Risk- Weighted Assets	9,724	12.09	3,217	4.00	4,826	6.00	8,044	10.00
Tier 1 Capital to Average Assets	9,724	8.25	3,538	3.00	5,896	5.00	8,255	7.00

As of December 31, 2004:
Total Capital to Risk- Weighted Assets	$10,817	13.02%	$6,648	8.00%	$8,310	10.00%	$9,970	12.00%
Tier 1 Capital to Risk- Weighted Assets	9,970	12.00	3,324	4.00	4,986	6.00	8,308	10.00
Tier 1 Capital to Average Assets	9,970	8.10	3,692	3.00	6,153	5.00	5,816	7.00

NOTE 13 – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank accepts deposits from and makes loans to principal officers and directors and their affiliates. The loans are on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time of the loan origination for comparable transactions with nonaffiliated persons. In the ordinary course of business, the Bank has granted loans to principals officers and directors and their affiliates. Those loans and deposits are summarized as follows:

	2005	2004
Beginning loan balance	$—	$149,500
Additions	—	1,200,000
Repayments	—	(1,349,500)
Ending loan balance	$—	$—
Deposits at end of year	$7,964,579	$9,654,954

Interest income on loans to related parties amounted to approximately $24,000 for the year ended December 31, 2004. There was no interest income on loans to related parties for the year ended December 31, 2005. Interest expense on deposits from related parties was approximately $174,000 and $69,000 for the years ended December 31, 2005 and 2004, respectively.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 14 – CONCENTRATION OF CREDIT RISK

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any individual customer or counterparty.

Most of the Bank’s business activity is with customers located within its primary market area, which generally includes Miami-Dade County, Florida. This market area does not depend heavily on any particular industry.

At various times during the year, the Bank has maintained deposits with other financial institutions in excess of amounts received. The exposure to the Bank from these transactions is solely dependent upon daily balances and the financial strength of the respective institution.

NOTE 15 – PROFIT SHARING PLAN

The Bank sponsors a 401(k) profit sharing plan which is available to all employees electing to participate after meeting certain length of service requirements. The Bank’s contributions to the profit sharing plan are discretionary and are determined annually. No contributions were made for the years ending December 31, 2005 and 2004.

INDEX TO INDEPENDENT COMMUNITY BANK
FINANCIAL STATEMENTS

September 30, 2006

and

December 31, 2005 and 2004

INDEPENDENT COMMUNITY BANK

BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$3,021	$25,345
Federal funds sold	89	1,449
Cash and cash equivalents	3,110	26,794
Securities available for sale	9,977	8,418
Securities held to maturity	2,000	2,000
Loans, net	105,685	107,597
Accrued interest receivable	499	501
Federal Home Loan Bank stock	608	574
Premises and equipment, net	322	311
Other assets	448	206

	$122,649	$146,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$14,422	$22,248
Savings, NOW and money market	65,134	94,418
Time	18,984	7,376
Total deposits	98,540	124,042
Federal funds purchased and repurchase agreements	2,956	2,929
Federal Home Loan Bank advances	7,000	7,000
Accrued interest payable and other liabilities	248	262
Total liabilities	108,744	134,233

Shareholders’ equity
Common stock, $5 par value; 2,000,000 shares authorized; 1,081,619 and 1,073,485 shares issued and outstanding	5,408	5,367
Additional paid-in capital	4,827	4,762
Retained earnings	3,819	2,255
Accumulated other comprehensive loss	(149)	(216)
Total shareholders’ equity	13,905	12,168

	$122,649	$146,401

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income
Loans, including fees	$2,182	$1,864	$6,457	$4,791
Securities	129	101	347	338
Federal funds sold and other	72	91	288	209
	2,383	2,056	7,092	5,338
Interest expense
Deposits	834	599	2,361	1,476
Federal funds purchased and repurchase agreements	26	15	77	54
Federal Home Loan Bank advances	90	64	241	122
	950	678	2,679	1,652

Net interest income	1,433	1,378	4,413	3,686

Provision for loan losses	—	220	—	460

Net interest income after provision for loan losses	1,433	1,158	4,413	3,226

Noninterest income
Service charges on deposit accounts	17	21	55	46
Net gains on sales of securities available for sale	—	—	—	—
Other	47	25	85	80
	64	46	140	126
Noninterest expense
Salaries and employee benefits	418	347	1,268	914
Occupancy and equipment	119	101	340	282
Professional fees	15	13	41	65
Data processing	42	33	119	92
Other	141	108	346	334
	735	602	2,114	1,687

Income before taxes	762	602	2,439	1,665

Income taxes	276	237	875	657

Net income	$486	$365	$1,564	$1,008

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total
	Shares	Amount

Balance at July 1, 2005	1,070,087	$5,350	$4,741	$1,496	$(111)	$11,476

Comprehensive income:
Net income				365		365
Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(29)	(29)
Comprehensive income						336

Balance at September 30, 2005	1,070,087	$5,350	$4,741	$1,861	$(140)	$11,812

Balance at July 1, 2006	1,076,719	$5,383	$4,793	$3,333	$(268)	$13,241

Comprehensive income:
Net income				486		486
Change in unrealized loss on securities available for sale, net of tax effect					119	119
Comprehensive income						605

Exercise of stock options, including tax benefits	4,900	25	34			59

Balance at September 30, 2006	1,081,619	$5,408	$4,827	$3,819	$(149)	$13,905

(Continued)

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total
	Shares	Amount

Balance at January 1, 2005	1,069,087	$5,345	$4,736	$853	$(77)	$10,857

Comprehensive income:
Net income				1,008		1,008
Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(63)	(63)
Comprehensive income						945

Exercise of stock options	1,000	5	5			10

Balance at September 30, 2005	1,070,087	$5,350	$4,741	$1,861	$(140)	$11,812

Balance at January 1, 2006	1,073,485	$5,367	$4,762	$2,255	$(216)	$12,168

Comprehensive income:
Net income				1,564		1,564
Change in unrealized loss on securities available for sale, net of tax effect					67	67
Comprehensive income						1,631

Issuance of common stock in lieu of directors’ fees	3,198	16	31			47

Exercise of stock options	4,936	25	34			59

Balance at September 30, 2006	1,081,619	$5,408	$4,827	$3,819	$(149)	$13,905

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities
Net income	$1,564	$1,008
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	87	81
Provision for loan losses	—	460
Net gain on sales of securities available for sale	—	—
Net amortization of securities available for sale	14	49
Issuance of common stock in lieu of directors’ fees	47	—
Change in:
Accrued interest receivable and other assets	(280)	367
Accrued interest payable and other liabilities	(5)	90
Net cash from operating activities	1,427	2,055

Cash flows from investing activities
Securities available for sale:
Purchases	(1,996)	—
Principal repayments, calls and maturities	530	2,442
Proceeds from sales	—	—
Net (increase) decrease in loans	1,912	(24,013)
Net change in Federal Home Loan Bank stock	(34)	(292)
Purchase of premises and equipment, net	(98)	(118)
Net cash from investing activities	314	(21,981)

Cash flows from financing activities
Net increase (decrease) in deposits	(25,502)	16,475
Net change in federal funds purchased and repurchase agreements	27	99
Net change in short-term borrowings	4,000	1,000
Proceeds from long-term Federal Home Loan Bank advances	—	5,000
Repayment of long-term Federal Home Loan Bank advances	(4,000)	(2,000)
Proceeds from the exercise of stock options	50	10
Net cash from financing activities	(25,425)	20,584

Net change in cash and cash equivalents	(23,684)	658

Beginning cash and cash equivalents	26,794	12,568

Ending cash and cash equivalents	$3,110	$13,226

Supplemental cash flow information:
Interest paid	$2,648	$1,591
Income taxes paid	1,140	170

See accompanying notes.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 1 – BASIS OF PRESENTATION

Independent Community Bank (the “Bank”) is a state-chartered commercial bank with one banking office located in Tequesta, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer; however, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Bank’s market area.

The accounting and reporting policies of the Bank reflect banking industry practice and conform to generally accepted accounting principles in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

The financial information included herein as of and for the periods ended September  30, 2006 and 2005 is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The December 31, 2005 balance sheet was derived from the Bank’s December 31, 2005 audited financial statements.

NOTE 2 – SECURITIES

The amortized cost and fair value of securities were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2006
Available for sale
U.S. Government agencies	$5,980	$2	$(93)	$5,889
Mortgage-backed	2,936	—	(74)	2,862
Corporate	1,300	—	(74)	1,226
Total securities available for sale	$10,216	$2	$(241)	$9,977
Held to maturity
U.S. Government agencies	$2,000	$—	$(74)	$1,926

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005
Available for sale
U.S. Government agencies	$3,979	$—	$(102)	$3,877
Mortgage-backed	3,485	—	(82)	3,403
Corporate	1,300	—	(162)	1,138
Total securities available for sale	$8,764	$—	$(346)	$8,418
Held to maturity
U.S. Government agencies	$2,000	$—	$(53)	$1,947

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at September 30, 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Carrying Amount	Fair Value	Fair Value

Due in one year or less	$—	$—	$—
Due from one to five years	—	—	6,539
Due from five to ten years	2,000	1,926	576
Due after ten years	—	—	—
Mortgage-backed	—	—	2,862

Total	$2,000	$1,926	$9,977

There were no sales of available for sale securities during the three or nine months ended September 30, 2006 and 2005.

Securities with a carrying value of approximately $8,417 at September 30, 2006 and $9,226 at December 31, 2005 were pledged to secure public funds and repurchase agreements.

Gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2006
Available for Sale
U.S. Government agencies	$—	$—	$3,890	$(93)	$3,890	$(93)
Mortgage-backed	—	—	2,862	(74)	2,862	(74)
Corporate	—	—	1,226	(74)	1,226	(74)
Held to Maturity
U.S. Government agencies	—	—	1,926	(74)	1,926	(74)
	$—	$—	$9,904	$(315)	$9,904	$(315)
December 31, 2005
Available for Sale
U.S. Government agencies	$971	$(15)	$2,906	$(87)	$3,877	$(102)
Mortgage-backed	—	—	3,402	(82)	3,402	(82)
Corporate	—	—	1,139	(162)	1,139	(162)
Held to Maturity
U.S. Government agencies	—	—	1,947	(53)	1,947	(53)
	$971	$(15)	$9,394	$(384)	$10,365	$(399)

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

The Bank evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bank considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At September 30, 2006 and December 31, 2005, securities with unrealized losses had depreciated 3.1% and 3.7% from the Bank’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Bank has the ability to hold these securities for the foreseeable future since they are classified as either available for sale or held to maturity, no declines were deemed to be other than temporary.

NOTE 3 – LOANS

Loans were as follows.

	September 30, 2006	December 31, 2005

Commercial	$7,558	$6,873
Commercial real estate	89,651	87,561
Residential real estate	8,113	11,379
Consumer	1,927	3,314
	107,249	109,127
Add (deduct)
Net deferred loan costs	(70)	(36)
Allowance for loan losses	(1,494)	(1,494)

	$105,685	$107,597

Activity in the allowance for loan losses was as follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Beginning balance	$1,494	$1,089	$1,494	$824
Provision for loan losses	—	220	—	460
Charge-offs	—	—	—	—
Recoveries	—	—	—	25

Ending balance	$1,494	$1,309	$1,494	$1,309

No loans were on nonaccrual status or past due over 90 days and still on accrual at September 30, 2006 or December 31, 2005. Impaired loans at September 30, 2006 and December 31, 2005, and for the nine months and year then ended, were not material.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 4 – STOCK OPTIONS

Certain key employees and directors of the Bank have options to purchase shares of the Bank’s common stock under its 1999 stock option plan. Under the plan, up to 146,581 shares may be issued. At September 30, 2006, 1,004 shares remain available for grant. In 2004, the shareholders approved a director stock option plan. Under the 2004 plan, up to 50,760 shares may be issued. At September 30, 2006, 2,547 shares remain available for grant. In 2006, the shareholders approved the 2006 Stock Option Plan. Under the 2006 plan, up to 46,000 shares may be issued. At September 30, 2006, all shares were available for grant. The exercise price is equal to or in excess of the market price at date of grant. The maximum option term is ten years and the options vest over one to four years.

A summary of the activity in the plan is as follows.

	Nine Months Ended September 30, 2006		Twelve Months Ended December 31, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of period	139,191	$10.53	130,729	$10.00
Granted	—	—	16,670	14.58
Exercised	(4,936)	10.00	(4,398)	10.00
Forfeited or expired	—	—	(3,810)	10.00

Outstanding at end of period	134,255	$10.55	139,191	$10.53

Options exercisable at period end	99,246	$10.00	86,115	$10.00

Options outstanding at September 30, 2006 were as follows.

	Outstanding
Exercise Price	Number	Weighted Average Remaining Contractual Life	Number Exerciseable
$10.00	118,235	6.42 years	99,246
12.00	240	8.26 years	—
13.00	3,000	8.42 years	—
15.00	12,780	9.19 years	—

	134,255		99,246

NOTE 5 – REGULATORY MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 5 – REGULATORY MATTERS (Continued)

deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2006 and December 31, 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios are presented below.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2006
Total capital (to risk-weighted assets)	$15,488	13.5%	$9,174	8.0%	$11,468	10.0%
Tier 1 capital (to risk-weighted assets)	14,054	12.3	4,587	4.0	6,881	6.0
Tier 1 capital (to average assets)	14,054	11.4	4,951	4.0	6,189	5.0
December 31, 2005
Total capital (to risk-weighted assets)	$13,859	11.7%	$9,440	8.0%	$11,800	10.0%
Tier 1 capital (to risk-weighted assets)	12,384	10.5	4,720	4.0	7,080	6.0
Tier 1 capital (to average assets)	12,384	9.7	5,112	4.0	6,390	5.0

NOTE 6 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments were as follows.

	September 30, 2006	December 31, 2005

Unused commitments	$22,504	$19,598
Letters of credit	283	558

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Independent Community Bank

Tequesta, Florida

We have audited the accompanying balance sheet of Independent Community Bank as of December 31, 2005, and the related statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Independent Community Bank as of December 31, 2004, and for the year then ended, were audited by other auditors whose report dated March 16, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of Independent Community Bank as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

CROWE CHIZEK AND COMPANY LLC

/s/ CROWE CHIZEK AND COMPANY LLC

Fort Lauderdale, Florida

February 10, 2006

INDEPENDENT AUDITORS' REPORT

Independent Community Bank

Tequesta, Florida:

We have audited the accompanying balance sheet of Independent Community Bank (the “Bank”) at December 31, 2004, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 16, 2005

INDEPENDENT COMMUNITY BANK

BALANCE SHEETS

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
ASSETS
Cash and due from banks	$25,345	$11,652
Federal funds sold	1,449	916
Cash and cash equivalents	26,794	12,568
Securities available for sale	8,418	11,413
Securities held to maturity	2,000	2,000
Loans, net	107,597	79,577
Accrued interest receivable	501	309
Federal Home Loan Bank stock	574	282
Premises and equipment, net	311	269
Other assets	206	550

	$146,401	$106,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$22,248	$19,394
Savings, NOW and money market	94,418	58,513
Time	7,376	12,319
Total deposits	124,042	90,226
Federal funds purchased and repurchase agreements	2,929	2,763
Federal Home Loan Bank advances	7,000	3,000
Accrued interest payable and other liabilities	262	122
Total liabilities	134,233	96,111
Shareholders’ equity
Common stock, $5 par value; 2,000,000 shares authorized; 1,073,485 and 1,069,087 shares issued and outstanding	5,367	5,345
Additional paid-in capital	4,762	4,736
Retained earnings	2,255	853
Accumulated other comprehensive loss	(216)	(77)
Total shareholders’ equity	12,168	10,857

	$146,401	$106,968

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
Interest income
Loans, including fees	$6,797	$3,550
Securities	441	548
Federal funds sold and other	279	76
	7,517	4,174
Interest expense
Deposits	2,127	990
Federal funds purchased and repurchase agreements	71	57
Federal Home Loan Bank advances	185	86
	2,383	1,133

Net interest income	5,134	3,041

Provision for loan losses	645	508

Net interest income after provision for loan losses	4,489	2,533

Noninterest income
Service charges on deposit accounts	72	53
Net gains on sales of securities available for sale	—	80
Other	107	63
	179	196
Noninterest expense
Salaries and employee benefits	1,274	980
Occupancy and equipment	388	345
Professional fees	139	164
Data processing	135	109
Other	421	277
	2,357	1,875

Income before taxes	2,311	854

Income taxes	909	331

Net income	$1,402	$523

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Total
	Shares	Amount
Balance at January 1, 2004	818,642	$4,093	$2,984	$330	$(14)	$7,393

Comprehensive income:
Net income				523		523

Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(63)	(63)
Comprehensive income						460

Exercise of stock options	445	2	2			4

Issuance of common stock	250,000	1,250	1,750			3,000

Balance at December 31, 2004	1,069,087	5,345	4,736	853	(77)	10,857

Comprehensive income:
Net income				1,402		1,402
Change in unrealized loss on securities available for sale, net of tax effect					(139)	(139)
Comprehensive income						1,263

Exercise of stock options, including tax benefit of $4	4,398	22	26			48

Balance at December 31, 2005	1,073,485	$5,367	$4,762	$2,255	$(216)	$12,168

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
Cash flows from operating activities
Net income	$1,402	$523
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	110	101
Provision for loan losses	645	508
Net gain on sales of securities available for sale	—	(80)
Net amortization of securities available for sale	58	102
Change in:
Deferred income taxes	188	331
Accrued interest receivable and other assets	51	(36)
Accrued interest payable and other liabilities	140	68
Net cash from operating activities	2,594	1,517

Cash flows from investing activities
Securities available for sale:
Purchases	—	(5,250)
Principal repayments, calls and maturities	2,715	5,342
Proceeds from sales	—	7,888
Net increase in loans	(28,665)	(38,326)
Net change in Federal Home Loan Bank stock	(292)	(132)
Purchase of premises and equipment, net	(152)	(133)
Net cash from investing activities	(26,394)	(30,611)

Cash flows from financing activities
Net increase in deposits	33,816	29,858
Net change in federal funds purchased and repurchase agreements	166	(672)
Net change in short-term borrowings	1,000	—
Proceeds from long-term Federal Home Loan Bank advances	5,000	1,000
Repayment of long-term Federal Home Loan Bank advances	(2,000)	—
Proceeds from the issuance of common stock, net	—	3,000
Proceeds from the exercise of stock options	44	4
Net cash from financing activities	38,026	33,190

Net change in cash and cash equivalents	14,226	4,096

Beginning cash and cash equivalents	12,568	8,472

Ending cash and cash equivalents	$26,794	$12,568

Supplemental cash flow information:
Interest paid	$2,296	$1,134
Income taxes paid	475	—

See accompanying notes.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Independent Community Bank (the “Bank”) is a state-chartered commercial bank with one banking office located in Tequesta, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer; however, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Bank’s market area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses is particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash on hand and deposits with other financial institutions under 90 days. Net cash flows are reported for customer loan and deposit transactions.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Federal Home Loan Bank stock is carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives on an accelerated basis.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004

Net income, as reported	$1,402	$523
Deduct: Stock-based compensation expense determined under fair value based method, net of tax effect	107	113

Proforma net income	$1,295	$410

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2005	2004

Risk-free interest rate	4.44%	4.50%
Expected option life	10 years	10 years
Dividend yield	—	—

Weighted average fair value of options granted during the year	$5.23	$3.71

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Benefit Plans: The Bank sponsors a 401(k) profit sharing plan which is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank’s contributions are discretionary and are determined annually. Expense related to the plan in 2005 was $1. No expense was recorded in 2004.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Adoption of New Accounting Standards: SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The adoption of this standard had no effect on the Bank’s financial position and results of operations in 2005.

FAS 123R requires all companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date will not result in additional compensation expense. There will be no significant effect on the Bank’s financial position as total equity will not change.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $538 and $267 was required to meet regulatory reserve and clearing requirements at year end 2005 and 2004. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and limit the dividends paid by the bank to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 2 - SECURITIES

The amortized cost and fair value of securities at year end were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
Available for sale
U.S. Government agencies	$3,979	$—	$(102)	$3,877
Mortgage-backed	3,485	—	(82)	3,403
Corporate	1,300	—	(162)	1,138
Total securities available for sale	$8,764	$—	$(346)	$8,418
Held to maturity
U.S. Government agencies	$2,000	$—	$(53)	$1,947

2004
Available for sale
U.S. Government agencies	$4,724	$13	$(21)	$4,716
Mortgage-backed	5,513	—	(61)	5,452
Corporate	1,300	—	(55)	1,245
Total securities available for sale	$11,537	$13	$(137)	$11,413
Held to maturity
U.S. Government agencies	$2,000	$—	$(61)	$1,939

The fair value of debt securities and carrying amount, if different, at year end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Carrying Amount	Fair Value	Fair Value
Due in one year or less	$—	$—	$—
Due from one to five years	—	—	3,463
Due from five to ten years	2,000	1,947	1,552
Due after ten years	—	—	—
Mortgage-backed	—	—	3,403

Total	$2,000	$1,947	$8,418

Sales of available for sale securities were as follows.

	2005	2004

Proceeds	$—	$7,888
Gross gains	—	80
Gross losses	—	—

Securities with a carrying value of approximately $9,226 at year end 2005 and $12,200 at year end 2004 were pledged to secure public funds, repurchase agreements and Federal Home Loan Bank advances.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

Gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2005
Available for Sale
U.S. Government agencies	$971	$(15)	$2,906	$(87)	$3,877	$(102)
Mortgage-backed	—	—	3,402	(82)	3,402	(82)
Corporate	—	—	1,139	(162)	1,139	(162)

Held to Maturity
U.S. Government agencies	—	—	1,947	(53)	1,947	(53)

	$971	(15)	$9,394	$(384)	$10,365	$(399)
2004
Available for Sale
U.S. Government agencies	$—	$—	$2,972	$(21)	$2,972	$(21)
Mortgage-backed	—	—	5,452	(61)	5,452	(61)
Corporate	—	—	1,245	(55)	1,245	(55)

Held to Maturity
U.S. Government agencies	—	—	1,939	(61)	1,939	(61)

	$—	$—	$11,608	$(198)	$11,608	$(198)

The Bank evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bank considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At year end 2005 and 2004, securities with unrealized losses had depreciated 3.7% and 1.7% from the Bank’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Bank has the ability to hold these securities for the foreseeable future since they are classified as either available for sale or held to maturity, no declines were deemed to be other than temporary.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 3 – LOANS

Year end loans were as follows.

	2005	2004

Commercial	$6,873	$9,019
Commercial real estate	87,561	58,142
Residential real estate	11,379	12,252
Consumer	3,314	981
	109,127	80,394
Add (deduct)
Net deferred loan costs	(36)	7
Allowance for loan losses	(1,494)	(824)

	$107,597	$79,577

Loans to certain executive officers, directors and companies with which they are affiliated totaled approximately $3,009 and $2,347 at year end 2005 and 2004.

Activity in the allowance for loan losses was as follows.

	2005	2004

Beginning balance	$824	$385
Provision for loan losses	645	508
Charge-offs	—	(69)
Recoveries	25	—

Ending balance	$1,494	$824

No loans were on nonaccrual status or past due over 90 days and still on accrual at year end 2005 or 2004. Impaired loans at December 31, 2005 and 2004, and for the years then ended, were not material.

NOTE 4 – PREMISES AND EQUIPMENT

Year end premises and equipment were as follows.

	2005	2004

Leasehold improvements	$237	$228
Furniture, fixtures and equipment	940	804
	1,177	1,032
Accumulated depreciation	(866)	(763)

	$311	$269

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

The bank leases its office facilities under operating leases. The leases contain annual escalations and have renewal options. Rent expense under these operating leases for 2005 and 2004 was $218 and $201. Rent commitments under these noncancelable operating leases was as follows, before considering renewal options.

2006	$173
2007	178
2008	184
2009	155
2010	160
Thereafter	334

$1,184

NOTE 5 – DEPOSITS

Deposits from principal officers, directors, and their affiliates at year end 2005 and 2004 were $6,240 and $5,951.

Time deposits of $100,000 or more were $5,299 and $8,900 at year end 2005 and 2004.

At year end 2005, scheduled maturities of time deposits were as follows.

2006	$6,285
2007	595
2008	93
2009	—
2010	403

$7,376

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the Federal Home Loan Bank were as follows.

	2005	2004

Fixed-rate advance, 1.65%, due March 2005	$—	$1,000
Fixed-rate advance, 1.89%, due September 2005	—	1,000
Fixed-rate advance, 2.13%, due March 2006	1,000	1,000
Fixed-rate advance, 3.87%, due May 2006	1,000	—
Fixed-rate advance, 4.10%, due November 2006	1,000	—
Fixed-rate advance, 4.25%, due May 2007	1,000	—
Convertible, variable-rate advance until May 2006, 3.87%, due May 2010	3,000	—

	$7,000	$3,000

Each advance is payable at its maturity date with a prepayment penalty at the option of the Federal Home Loan Bank. The advances were collateralized by a blanket pledge of substantially all of the Bank’s loan portfolio at year end 2005 and, additionally, specific securities at year end 2004. The interest rate on the convertible advance is variable until May 2006, then convertible to a fixed rate.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 7 – INCOME TAXES

Income tax expense was as follows.

	Current	Deferred	Total
2005
Federal	$621	$161	$782
State	100	27	127

	$721	$188	$909
2004
Federal	$—	$283	$283
State	—	48	48

	$—	$331	$331

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

	2005	2004

Federal statutory rate times financial statement income	$785	$290
Effect of:
State taxes, net of federal benefit	84	32
Other	40	9

	$909	$331

Year end deferred tax assets and liabilities were due to the following.

	2005	2004
Deferred tax assets
Net operating loss carryforward	$—	$390
Allowance for loan losses	467	224
Unrealized loss on investment securities available for sale	130	47
Other	—	8
	597	669
Deferred tax liabilities
Accrual to cash conversion	(144)	(102)
Loan origination costs	(76)	(78)
Other	(4)	(11)
	(224)	(191)

Net deferred tax asset	$373	$478

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 8 - STOCK OPTIONS

Certain key employees and directors of the Bank have options to purchase shares of the Bank’s common stock under its 1999 stock option plan. Under the plan, up to 146,581 shares may be issued. At year end 2005, 1,004 shares remain available for grant. In 2004, the shareholders approved a director stock option plan. Under the 2004 plan, up to 50,760 shares may be issued. At year end 2005, 2,547 shares remain available for grant. The exercise price is equal to or in excess of the market price at date of grant. The maximum option term is ten years and the options vest over one to four years.

A summary of the activity in the plan is as follows.

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	130,729	$10.00	59,133	$10.00
Granted	16,670	14.58	76,767	10.00
Exercised	(4,398)	10.00	(445)	10.00
Forfeited or expired	(3,810)	10.00	(4,726)	10.00

Outstanding at end of year	139,191	$10.53	130,729	$10.00

Options exercisable at year end	86,115	$10.00	34,642	$10.00

Options outstanding at year end 2005 were as follows.

	Outstanding
Exercise Price	Number	Weighted Average Remaining Contractual Life	Number Exerciseable
$10.00	123,171	7.47	86,115
12.00	240	9.01	—
13.00	3,000	9.17	—
15.00	12,780	9.94	—

	139,191		86,115

NOTE 9 – REGULATORY MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 9 – REGULATORY MATTERS (Continued)

Actual and required capital amounts and ratios are presented below at year end.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total capital (to risk-weighted assets)	$13,859	11.7%	$9,440	8.0%	$11,800	10.0%
Tier 1 capital (to risk-weighted assets)	12,384	10.5	4,720	4.0	7,080	6.0
Tier 1 capital (to average assets)	12,384	9.7	5,112	4.0	6,390	5.0
2004
Total capital (to risk-weighted assets)	$11,758	14.1%	$6,696	8.0%	$8,370	10.0%
Tier 1 capital (to risk-weighted assets)	10,934	13.1	3,348	4.0	5,022	6.0
Tier 1 capital (to average assets)	10,934	11.1	3,953	4.0	4,942	5.0

NOTE 10 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments at year end were as follows:

	2005	2004
Unused commitments	$19,598	$18,774
Letters of credit	558	364

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year end.

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$26,794	$26,794	$12,568	$12,568
Securities available for sale	8,418	8,418	11,413	11,413
Securities held to maturity	2,000	1,947	2,000	1,939
Loans, net	107,597	107,374	79,577	78,337
Accrued interest receivable	501	501	309	309
Federal Home Loan Bank stock	574	574	282	282
Financial liabilities
Deposits	(124,042)	(124,028)	(90,226)	(90,229)
Federal funds sold and repurchase agreements	(2,929)	(2,929)	(2,763)	(2,763)
Federal Home Loan Bank advances	(7,000)	(6,885)	(3,000)	(2,937)
Accrued interest payable	(188)	(188)	(101)	(101)

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 11 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The estimated fair value for off-balance-sheet loan commitments is considered nominal.

NOTE 12 – OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related tax effects were as follows.

	2005	2004
Unrealized holding losses on available-for-sale securities	$(209)	$(189)
Reclassification adjustment for gains realized in income	—	80
Net unrealized losses	(209)	(109)
Tax effect	70	46

Other comprehensive loss	$(139)	$(63)

Miscellaneous

This Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities in connection with the Independent Community Bank merger. We filed a registration statement and other relevant documents concerning the proposed transaction with the SEC. INVESTORS AND OUR SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT RELATED TO THIS TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THIS DOCUMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You can obtain a free copy of the registration statement, as well as other filings made or to be made by us with the SEC, at the SEC’s website (http://www.sec.gov). In addition, investors and our security holders may obtain free copies of the documents filed or to be filed by us with the SEC by directing a written request to: Sun American Bancorp, 1200 N. Federal Highway, Suite 111-A, Boca Raton, Florida  33432, Attention: Robert Nichols.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
23.1	Consent of Morrison, Brown, Argiz & Farra, LLP
23.2	Consent of Crowe Chizek and Company LLC.
23.3	Consent of Hacker, Johnson & Smith, PA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2007

SUN AMERICAN BANCORP
By:	/s/ MICHAEL E. GOLDEN
Name:	Michael E. Golden
Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Morrison, Brown, Argiz & Farra, LLP
23.2	Consent of Crowe Chizek and Company LLC.
23.3	Consent of Hacker, Johnson & Smith, PA.